SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 20, 2011

TO THE STOCKHOLDERS OF WESBANCO, INC.:

The Annual Meeting of the Stockholders of Wesbanco, Inc. will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, on Wednesday, April 20, 2011, at 12:00 Noon E.D.T.

The purposes of the meeting are as follows:

(1) To elect five persons to the Board of Directors to serve for a term of three years.

(2) To approve an advisory (non-binding) proposal on Wesbanco, Inc.’s executive compensation paid to Wesbanco’s named executive officers.

(3) To determine the frequency of the stockholder advisory vote on executive compensation.

(4) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote (1) in favor of the director nominees, (2) in favor of the executive compensation paid to the Corporation’s named executive officers and (3) in favor of the 1 year option as the frequency of the stockholder advisory vote on executive compensation. The holders of the common stock of Wesbanco as of the close of business on March 7, 2011 are entitled to vote at the meeting.

You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

By order of the Board of Directors.

LARRY G. JOHNSON

Secretary

Wheeling, West Virginia

March 15, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2011.

THIS PROXY STATEMENT AND THE 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

http://www.wesbanco.com/proxymaterials

INDEX

PROXY STATEMENT

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PROXY STATEMENT

OF

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

ANNUAL MEETING OF STOCKHOLDERS

APRIL 20, 2011

This statement is furnished to the stockholders of Wesbanco, Inc. (the “Corporation”) in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation (the “Annual Meeting”), which will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, at 12:00 Noon E.D.T. on Wednesday, April 20, 2011. This statement is first being mailed to the stockholders on or about March 15, 2011.

The Corporation is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank, Inc. (the “Bank”), Wheeling, West Virginia. The Corporation also maintains two other operating subsidiaries, namely, Wesbanco Securities, Inc., St. Clairsville, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

Proxies

The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by a later dated proxy, by written notice to the Corporation, or by appearing in person and voting at the Annual Meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the Annual Meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

As an alternative to submitting the enclosed proxy, stockholders who hold shares directly in their name may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

Delivery of Proxy Materials to Households

Annually, the Corporation mails to each registered stockholder at a shared address, not previously notified, a separate notice of its intention to household proxy materials. Beneficial stockholders (those who hold common shares through a financial institution, broker or other record holder) are notified of the householding process by the record holder. Those registered and beneficial stockholders who are eligible and have not opted-out (as defined below) of the householding process will receive one copy of the Corporation’s Annual Report to Stockholders for the year 2010 and one copy of this Proxy Statement. A separate proxy card and a separate notice of the meeting of stockholders will continue to be included for each account at the shared address.

Registered stockholders who reside at a shared household and who would like to receive a separate Annual Report and/or a separate Proxy Statement (to “opt-out”), or have questions regarding the householding process, may contact the Corporation’s transfer agent and registrar by calling (888) 294-8217 or forwarding a written request addressed to Computershare Investor Services LLC, P.O. Box 43078, Providence, RI 02940-3078. Promptly upon request, a separate Annual Report and/or separate Proxy Statement will be sent. By contacting the transfer agent, registered stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies. Beneficial stockholders should contact their brokers, financial institutions, or other record holder for specific information on the householding process as it applies to those accounts.

Stock Outstanding and Voting Rights

The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock with a par value of $2.0833 per share (the “Common Stock”), and 1,000,000 shares of preferred stock without par value. Of the 50,000,000 shares of authorized Common Stock, as of March 7, 2011, there were 26,588,728 shares issued and outstanding.

The authorized shares of preferred stock of the Corporation may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of the Corporation at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the Common Stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Corporation, redemption rights, rights to convert their preferred stock into shares of Common Stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of the Corporation’s Common Stock.

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that broker or holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Non-routine matters include, among other matters, the election of directors and actions on executive compensation. Therefore, if a beneficial owner of the Corporation’s common stock does not give the broker or nominee specific voting instructions on Items 1 through 3, the holder’s shares will not be voted on those items and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such proposals.

Stockholders of record as of the close of business on March 7, 2011, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the record date, as shown by the records of the transfer agent. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of Common Stock multiplied by the number of Directors to be elected within each class, and the stockholder may cast all of such votes for a single Director or distribute them among two or more Directors. The nominees receiving the highest number of votes in each class – five in the class of 2014 – will be elected as Directors of the Corporation. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes either “for” or “against” the nominee. Such abstentions are not counted in the election of directors and do not affect the outcome.

Cumulative voting is not permitted with respect to Items 2 or 3, approval of which will require that the number of votes favoring the proposal exceed the votes cast opposing the proposal. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes “for” or “against” the proposal. With respect to Item 3 specifically, if none of the three frequency periods (1 year, 2 years or 3 years) receives an affirmative vote in excess of the aggregate number of votes cast in favor of the other two frequency periods, the Board of Directors will consider the option receiving the highest number of votes as the recommendation of the stockholders.

Beneficial Owners of More than 5% of the Common Stock of the Corporation

WesBanco Trust and Investment Services, the Trust Department of the Bank, Bank Plaza, Wheeling, West Virginia, 26003, is a holder or beneficial owner of more than 5% of the Common Stock of the Corporation. As of January 31, 2011, 1,848,847 shares of the Common Stock of the Corporation, representing 6.95% of the total shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 922,478 shares, representing 3.47% of the shares outstanding and has sole voting control of 926,369 shares, representing 3.48% of the shares outstanding.

Based solely on a Schedule 13G filed on February 11, 2011, Dimensional Fund Advisors, LP (“Dimensional”) has indicated that it may be the beneficial owner of 7.70% of the shares outstanding of the Corporation’s Common Stock in light of its furnishing investment advice to four investment companies and serving as investment manager to certain other commingled group trusts and separate accounts which own the shares since it possesses investment and/or voting power over the shares. Dimensional, however, disclaimed beneficial ownership of the shares.

Based solely on a Schedule 13G filed on January 21, 2011, BlackRock, Inc. (“BlackRock”) has indicated that it may be the beneficial owner of 5.29% of the shares outstanding of the Corporation’s Common Stock held in various affiliated funds and trust accounts for the economic benefit of the beneficiaries of those accounts.

The following table lists each stockholder known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Common Stock as of the respective dates of their disclosure, as more fully described above:

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Wesbanco Trust and Investment Services One Bank Plaza Wheeling, WV 26003	1,848,847	*	6.95%

Common	Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,046,395	*	7.70%

Common	BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,405,453	*	5.29%

*	Nature of beneficial ownership more fully described in text immediately preceding table.

Ownership of Securities by Directors, Nominees and Officers

The following table sets forth the number of shares of the Corporation’s Common Stock beneficially owned by each nominee, each continuing director, each director who will not continue as a director beyond the Annual Meeting and each named executive officer of the Corporation, and all of its executive officers and directors as a group as of March 7, 2011. Current directors, John D. Kidd and R. Peterson Chalfant, are not eligible for re-election under the age limitation provision of the Corporation’s Bylaws and will be retiring from the Board as of the Annual Meeting. There is no other class of voting securities issued and outstanding.

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent of Class
Ray A. Byrd	11,380	(1)			*
R. Peterson Chalfant	51,785		46,489	(2)	*
Christopher V. Criss	52,943	(3)	122,280	(4)	*
Abigail M. Feinknopf (Nominee)	16,500		131,601	(5)	*
John W. Fisher, II	1,943	(6)			*
Ernest S. Fragale	69,040	(7)			*
James C. Gardill	47,482	(8)	1,200	(9)	*
John D. Kidd	150,183	(10)			*
Vaughn L. Kiger	25,109	(11)	1,410	(12)	*
D. Bruce Knox	126,012	(13)			*
Paul M. Limbert (Nominee, Director & Executive Officer)	93,456	(14)			*
Jay T. McCamic (Nominee)	15,082	(15)	131,601	(16)	*
F. Eric Nelson, Jr. (Nominee)	23,422		42,151	(17)	*
Dennis G. Powell (Executive Officer)	12,842	(18)			*
Jerome B. Schmitt (Executive Officer)	38,588	(19)			*
Henry L. Schulhoff	92,294	(20)	5,721	(21)	*
Joan C. Stamp (Nominee)	19,825	(22)			*
Neil S. Strawser	20,134	(23)	39,675	(24)	*
Reed J. Tanner	8,873	(25)	2,622	(26)	*
Bernard P. Twigg (Executive Officer)	9,798	(27)			*
Donald P. Wood	17,792	(28)			*
Robert H. Young (Executive Officer)	23,840	(29)			*
All Directors and Officers as a group (27 persons)	1,101,372		524,750		6.12%

*	Beneficial ownership does not exceed one percent (1%).
(1)	Includes 8,758 shares held for Mr. Byrd’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(2)	Includes 23,000 shares held in the Clyde Chalfant GST Trust for the benefit of R. Peterson Chalfant and 23,489 shares held in the Mary Peterson Chalfant GST Trust for the benefit of R. Peterson Chalfant.
(3)	Includes 7,184 shares held for Mr. Criss’ benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(4)	Includes 118,249 shares held by Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director and 4,031 shares held by the Estate of Leona G. Criss for which Mr. Criss is Co-Executor.
(5)	Shares held in trust for the benefit of Ms. Feinknopf.
(6)	Includes 350 shares held by Mr. Fisher’s wife, Susan V. Fisher.
(7)	Includes 3,684 shares held for Mr. Fragale’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan and 2,011 shares held in the WesBanco KSOP.
(8)	Includes 18,286 shares held in an IRA account for Mr. Gardill. Also includes 12,957 shares held by Mr. Gardill’s wife, Linda T. Gardill, and 4,416 shares held in her IRA account.

(9)	Shares held in a Profit Sharing Plan for Phillips, Gardill, Kaiser & Altmeyer, PLLC for the benefit of Mr. Gardill.
(10)	Includes 127,322 shares in Trust A and 22,287 shares in Trust B of the John D. Kidd Trust dated October 14, 2007.
(11)	Includes 12,967 shares held in an IRA account for Mr. Kiger. Mr. Kiger’s wife, Meredith Kiger, is the owner of an additional 1,386 shares for which Mr. Kiger disclaims beneficial ownership.
(12)	Shares held by Mr. Kiger as custodian for his children.
(13)	Includes 1,982 shares held in a retirement account for Mr. Knox’s benefit.
(14)	Includes options to purchase 65,500 shares which are vested in the WesBanco Key Executive Incentive Bonus, Option and Restricted Stock Plan, and 6,578 shares held in the WesBanco KSOP. Also included are 4,000 shares of Restricted Stock, which were awarded in 2010.
(15)	Includes 4,791 shares held in trust by Mr. McCamic’s wife, Jimmie Ann McCamic.
(16)	Shares held in trust for the benefit of Mr. McCamic.
(17)	Includes 5,867 shares held by O & G, Inc., in which Mr. Nelson is a partner and 36,284 shares held in a Trust for which Mr. Nelson has investment authority and is a beneficiary.
(18)	Includes options to purchase 8,000 shares which are vested in the WesBanco Key Executive Incentive Bonus, Option and Restricted Stock Plan, and 143 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock which were awarded in 2010.
(19)	Includes options to purchase 24,883 shares which are vested in the WesBanco Key Executive Incentive Bonus, Option and Restricted Stock Plan, and 6,134 shares held in the WesBanco KSOP. Also included are 1,750 shares of Restricted Stock, which were awarded in 2010.
(20)	Includes 8,991 shares held by Mr. Schulhoff’s wife, Cathleen C. Schulhoff, and 528 shares held for Mr. Schulhoff’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan. Also included are options to purchase 3,775 shares.
(21)	Shares held by Schulhoff & Co., in which Mr. Schulhoff serves as an officer.
(22)	Includes 10,696 shares held in Mrs. Stamp’s trust at WesBanco Bank, Inc.
(23)	Shares held in a custodial IRA over which Mr. Strawser exercises voting authority.
(24)	Shares held in the Linda L. Strawser Trust for which Mr. Strawser is Trustee.
(25)	Includes 5,237 shares held for Mr. Tanner’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(26)	Includes 477 shares held in trust in which Mr. Tanner has a beneficial interest. He is also Co-Trustee of his brother’s family trust which holds 2,145 shares for which Mr. Tanner disclaims beneficial ownership.
(27)	Includes options to purchase 7,583 shares which are vested in the WesBanco Key Executive Incentive Bonus, Option and Restricted Stock Plan, and 305 shares held in the WesBanco KSOP. Also included are 1,500 shares of Restricted Stock, which were awarded in 2010.
(28)	Includes options to purchase 2,512 shares.
(29)	Includes options to purchase 19,725 shares which are vested in the WesBanco Key Executive Incentive Bonus, Option and Restricted Stock Plan, and 2,115 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Corporation’s officers, directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission (the “SEC”). Officers, directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2010, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled, except for one transaction by the spouse of Vaughn L. Kiger who sold 214 shares on

June 2, 2010 and for which he failed to timely file a Form 4 and Donald P. Wood, who bought 330 shares on February 17, 2010 and 76 shares on March 5, 2010 and also failed to file a Form 4 for each purchase in a timely manner.

The Corporation is required to report late filings.

Transactions With Directors and Officers

Transactions with Related Persons

The Corporation generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Corporation uses the following guidelines to determine the impact of a credit relationship on a director’s independence. The Corporation presumes that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Corporation does not consider normal, arms’ length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Corporation does not consider independent any director who is also an executive officer of a company to which the Corporation has extended credit unless such credit meets the substantive requirements of Regulation O.

Vaughn L. Kiger, a Director of the Corporation, leases two parcels of real estate to the banking subsidiary of the Corporation on which the Bank operates a drive-in facility. The leases predate Mr. Kiger’s election to the Board and were executed by a predecessor bank acquired by the Corporation and were subsequently modified by amendment. The rental income payable annually on the two parcels combined is approximately $37,232.

James C. Gardill, Director and Chairman of the Corporation, is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, which serves as the Corporation’s primary outside legal counsel. Fees aggregating $1,028,500 were paid to the law firm for legal services rendered to the Corporation and its affiliates during the year.

Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger related agreements. Ms. Feinknopf and Mr. McCamic were appointed to the Board pursuant to the merger agreement with American Bancorporation. Under the terms of the agreement, the Corporation has agreed to include Ms. Feinknopf and Mr. McCamic as recommended nominees until each has served at least a full three year term, which obligation has been satisfied as to both. Mr. Schulhoff was appointed to the Board pursuant to the merger agreement with Winton Financial Corporation. Under the terms of the Winton agreement, the Corporation has agreed to include Mr. Schulhoff as a recommended nominee until he has served at least a full three year term, which obligation has been satisfied. D. Bruce Knox, Donald P. Wood and Neil S. Strawser were appointed to the Board pursuant to the merger agreement with Oak Hill Financial, Inc. Under the terms of the agreement, the Corporation has agreed to include them as recommended nominees until they have each served at least a full three year term.

Policies and Procedures for Approval of Related Party Transactions

The Corporation recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that corporate decisions are based on considerations other than the best interests of the Corporation and its stockholders. Therefore, the Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Corporation participates and in which any related party has a direct or indirect material interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $120,000 when aggregated with all similar transactions, or (iii) loans made by the Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Audit Committee and may be consummated or may continue only (i) if the Audit Committee, or Chairman thereof acting between meetings, approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party, (ii) if the transaction involves compensation that has been approved by the Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Corporation.

The current policy was formalized and adopted in February, 2007, and subsequently revised on August 7, 2008. All related party transactions which were required to be reported in this Proxy Statement, were approved by either the Audit Committee or the Compensation Committee of the Board of Directors.

Election of Directors

The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of thirty-five, and the Board of Directors has determined that the Board shall consist of seventeen members, and has fixed the number of Directors to be elected to the Board of Directors at the forthcoming meeting at five persons to serve for a term of three years which will expire at the annual stockholders meeting in 2014. The Board has retained a vacancy in the class of 2013 due to the resignation of Robert M. D’Alessandri, M.D., on February 16, 2011, and plans to fill that vacancy by appointment in accordance with the Bylaws.

The Corporation and its banking subsidiary, the Bank, maintain separate boards but the directors of the Corporation also serve as directors of the banking subsidiary.

There are no family relationships among the directors, nominees or executive officers of the Corporation, except that Abigail M. Feinknopf is the sister of Jay T. McCamic. A majority of the Corporation’s directors are independent as defined in Nasdaq listing standards. The Board has determined that all of the directors and nominees are independent as that term is defined under the Nasdaq definition, except for Paul M. Limbert, James C. Gardill, and D. Bruce Knox.

Accordingly, the following persons have been nominated for election to the Board:

Nominees

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2014.

Name	Age	Year First Elected Director	Position
Abigail M. Feinknopf	43	2002	Director
Paul M. Limbert	64	2003	Director, President & CEO
Jay T. McCamic	55	2003	Director
F. Eric Nelson, Jr.	50	2007	Director
Joan C. Stamp	59	1996	Director

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director:

ABIGAIL M. FEINKNOPF has served as a member of the Board of Directors of the Corporation since March 1, 2002. She currently serves on the Marketing Committee of the Corporation. Ms. Feinknopf has been a marketing representative with Feinknopf Photography of Columbus, Ohio, since 2003, and a freelance writer and artist. She is currently a Board member of D.A.R.N.—Developmental Assets Resource Network—based in Columbus, Ohio, which utilizes community assets to fulfill community needs. She graduated from West Virginia University with a B.A. in English and also attended Capital University in Columbus, Ohio. She also represents significant share ownership and has prior bank board experience, having served on the Board of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Her marketing background and experience, together with her shareholder interest and her knowledge of a key market in which the Corporation operates, Columbus, Ohio, make her a valuable member of our Board of Directors and qualified to serve.

PAUL M. LIMBERT has served as a member on the Board of Directors of the Corporation since December 18, 2003. Mr. Limbert is a member of the Executive Committee of the Board. Mr. Limbert is President and Chief Executive Officer of WesBanco, Inc. and President and Chief Executive Officer of Wesbanco Bank, Inc. He is the former Executive Vice President and CFO of WesBanco, Inc. Mr. Limbert has been associated with the Corporation for a period in excess of 34 years, having joined the Corporation in 1977. Mr. Limbert is a Certified Public Accountant and has an extensive financial and accounting background. He has an extensive history with the Corporation and has assisted in all of its acquisition transactions. Mr. Limbert also serves as a member of the Board of Directors of the West Virginia Bankers Association and the Ohio Bankers League. Mr. Limbert also has served on accounting advisory boards and committees through the American Bankers Association, including the American Bankers Association Accounting Administrative Committee. Mr. Limbert recently served as a member of a “Blue Ribbon Panel” to address standards for private companies jointly formed by The American Institute of Certified Public Accountants, the Financial Accounting Foundation and the National Association of State Boards of Accountancy. Mr. Limbert has served as President and Chief Executive Officer since 2003. Mr. Limbert brings a wealth of banking experience and background and a strong financial background and perspective to the Board which qualifies him to serve as a member of the Board.

JAY T. McCAMIC has served as a member of the Board of Directors of the Corporation since January 1, 2003. He is a lawyer and President of McCamic, Sacco, Pizzuti & McCoid, PLLC. Mr. McCamic is a graduate of the University of North Carolina and obtained his Doctor of Jurisprudence from West Virginia University College of Law. He is a member of numerous professional organizations and has actively practiced law for approximately 25 years. He has focused primarily on litigation and currently serves as Federal Criminal Justice Act District Representative for the Northern District of West Virginia. Although he has had a wide variety of experience in both civil and criminal legal matters, since 1999 he has devoted the bulk of his practice to the defense of capital cases. Mr. McCamic has prior bank board experience, having served on the Board of Directors of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Mr. McCamic represents significant share ownership and his legal background and training provide him with an excellent framework within which to offer advice and counsel in a highly regulated industry. Mr. McCamic’s work, which is national in scope, causes him to travel extensively in representing clients in multiple jurisdictions; therefore, providing valuable insight in economic trends and conditions in numerous markets. Mr. McCamic brings a shareholder perspective based on his representation of significant share ownership interests, a professional practitioner’s perspective on the regulatory environment within which the Corporation operates and numerous years of bank board experience which make him a valuable member of our Board of Directors and qualified to serve.

F. ERIC NELSON, JR. has served as a member of the Board of Directors of the Corporation since April 18, 2007. He also serves as a member of the Loan Review Committee of the Bank. Mr. Nelson is a member of the House of Delegates in West Virginia. Mr. Nelson has been President of Nelson Enterprises, Inc., a privately owned investment company in Charleston, West Virginia since 2005, and was general partner of Mountaineer Capital, LP, a venture capital firm from 2000 to 2005. Mr. Nelson has a degree in Business Administration and Accounting from Washington and Lee University and is the former Treasurer of City Holding Company and a former member of the executive management team of City Holding Company where he exercised direct responsibility for asset liability management, investment portfolio management and a broker/dealer subsidiary. In addition, the closely held family company which he currently operates, Nelson Enterprises, is a diversified investment company focusing on real estate, natural resources, money management and entrepreneurial activity in the Appalachian Region. Mr. Nelson brings experience as a former executive officer with another financial institution, extensive experience in investment management and analysis and a current perspective on economic activity in Charleston and in West Virginia in general, a key market within which the Corporation operates. Given his extensive banking background, his financial analytical skills and the perspective on economic development initiatives in West Virginia, and his public service, Mr. Nelson is a valuable member of our Board and qualified to serve.

JOAN C. STAMP has served as a member of the Board of Directors of the Corporation since February 15, 1996. She currently serves on the Marketing Committee of the Corporation. She is a member of the Board of Directors of the West Virginia University Foundation, Inc. She is also the owner of BeadJeweled, a jewelry design and creation firm, which is a sole proprietorship. She serves as a member of the Board of Directors of a number of nonprofit and family scholarship funds where she has developed an understanding of financial statement analysis and budgetary processes. She also served for a number of years as President of the Wheeling Symphony Board where she dealt with management, recruitment and personnel issues. Her experience and background as the owner of her own business has given her a personal perspective of accounting and tax issues. Ms. Stamp has wealth management and fiduciary experience in working with family trusts and foundations which gives her a particular insight into the customer side of the wealth management business. Ms. Stamp has considerable experience in marketing, both through her own sole proprietorship and in her service on various nonprofit boards and as President of the Wheeling Symphony Board and, therefore, provides valuable insight and perspective on the marketing initiatives of the Corporation. Given her diverse background, active involvement in community organizations and investment management oversight as a member of the Board of the West Virginia University Foundation, Ms. Stamp offers valuable perspective and experience which make her qualified to serve as a member of our Board of Directors.

In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

All of the foregoing five nominees presently are serving as members of the Board. In the event that, at any time prior to the Annual Meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

Continuing Directors

In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2013(1).

Name	Age	Year First Elected Director	Position
Christopher V. Criss	54	1992	Director
James C. Gardill	64	2007	Chairman of the Board
Vaughn L. Kiger	66	2004	Director
Henry L. Schulhoff (2)	67	2005	Director
Neil S. Strawser (3)	68	2007	Director

(1)	One vacancy exists in this class and it is anticipated that the Board will fill this vacancy by appointment in accordance with the Bylaws.
(2)	Mr. Schulhoff was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Winton Financial Corporation which agreement required the election of one director to serve at least a full three year term on the Board of Directors, which obligation has been met.
(3)	Mr. Strawser was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Oak Hill Financial, which agreement required the nomination of four directors to serve at least a full three year term on the Board of Directors of the Corporation.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director:

CHRISTOPHER V. CRISS has served on the Board of Directors of the Corporation since July 17, 1992. He currently serves as a member and Chairman of the Audit Committee, a member of the Executive Committee, the Nominating Committee and the Compensation Committee of the Board of Directors. Mr. Criss has been President and Chief Executive Officer of Atlas Towing Co. since 1984. Mr. Criss has previous bank board experience, having served on the Board of Directors of Mountain State Bank. He formerly served on the Board of Directors of a regional hospital and an insurance company and has served in an executive capacity with several family owned businesses. Mr. Criss has an accounting background and has extensive business management experience. He also represents significant shareholder interests and the geographical market of Parkersburg which is a significant market for the Corporation. His diversified business and accounting background, management experience and long term active participation on the Board make him a valuable member of the Board and qualify him to serve.

JAMES C. GARDILL currently serves as Chairman of the Corporation and is a member of the Executive Committee and he has served in his current term as a member of the Board of Directors since April 18, 2007. Mr. Gardill previously served on the Board of Directors from April of 1980 until April of 2003, during which time he served as Chairman of the Corporation from April of 1990 until April of 2003. Mr. Gardill is a lawyer and the managing member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. Mr. Gardill has represented the Corporation since 1973 and has served as general counsel to the Corporation since 1984. Mr. Gardill has also represented the Corporation in all of its acquisitions over the years and has extensive experience in corporate, commercial and fiduciary matters. Mr. Gardill has also served as an adjunct lecturer at the College of Law of West Virginia University in banking law courses and he has lectured and written on numerous commercial law matters. Mr. Gardill has also served on the boards of directors of profit and nonprofit corporations in several industries, including health care and manufacturing. Mr. Gardill has also served as Chairman of a number of boards, committees and commissions, both in the for-profit and non-profit sector. Mr. Gardill’s extensive experience in corporate governance, commercial law, trust and fiduciary matters and customer relationships through his private practice position him to be able to provide valuable advice and counsel to the Corporation. His long tenure with the Corporation gives him an excellent regulatory background and historical perspective in advising the Corporation and in serving as an outside chairman and qualifies him to serve.

VAUGHN L. KIGER has served on the Board of Directors of the Corporation since February 19, 2004 and currently serves on the Executive Committee, the Compensation Committee, the Nominating Committee and the Loan Review Committee and Personnel Committee of the Bank. Mr. Kiger is President of Old Colony Realtors, Morgantown, West Virginia, where he has worked in the real estate business in excess of 40 years. He is a member and Vice Chairman of the West Virginia Real Estate Commission, and a former member and past Chairman of the West Virginia University Board of Governors. Mr. Kiger is a graduate of West Virginia University and the Realtors Institute at the University of Virginia. Mr. Kiger also has prior bank board experience, having served on the Board of Directors and as Chairman of Vandalia National Corporation and its subsidiary, The National Bank of West Virginia. Mr. Kiger has extensive business experience, is knowledgeable and active in the real estate market in the North Central Region of West Virginia and brings extensive experience in commercial real estate matters to the Board. He provides valuable insight into one of the key markets for the Corporation in North Central, West Virginia. His extensive business experience in the public and private sector offer perspective and informed advice. We believe Mr. Kiger’s real estate background and experience, his combination of experience in the public and private sectors, his knowledge of the commercial and residential real estate markets in one of the key markets of the Corporation and his public service make him a valuable addition to our Board and qualify him to serve.

HENRY L. SCHULHOFF has served as a member of the Board of Directors of the Corporation since January 3, 2005. Mr. Schulhoff is a member of the Executive Committee, the Compensation Committee and the Insurance Committee of the Board. He has served as President of Schulhoff & Co., Inc., a registered investment advisory firm in Cincinnati, OH, since 1976. Mr. Schulhoff is a graduate of Xavier University and he has in excess of 40 years experience in security analysis and portfolio management. Mr. Schulhoff also has prior bank board experience, having served on the Board of Directors of Winton Financial Corporation and its wholly owned subsidiary, The Winton Savings and Loan Company, from 1986 until its acquisition by WesBanco. He also served as Chairman of that entity from 2003 until its acquisition by WesBanco in 2005. Mr. Schulhoff is active in the financial markets and has extensive director experience. Mr. Schulhoff is also active in the business community in Cincinnati which represents a key geographic market for the Corporation. Mr. Schulhoff’s extensive business and financial experience, share ownership and prior banking experience qualifies him for service as a member of our Board and makes him a valuable addition to the Board of Directors.

NEIL S. STRAWSER has served as a member of the Board of Directors of the Corporation since November 30, 2007 and currently serves as a member of the Loan Review Committee of the Bank. Mr. Strawser is co-founder and President of Land Pro Consulting, formerly Parrott & Strawser Properties, Inc., which has been in business since 1980, and is a residential development firm located in Cincinnati, Ohio. He has been active in the commercial real estate market in Cincinnati since the early 1980s. Mr. Strawser has prior bank board experience and has served on various bank boards since 1976. Included in this time period, he served as Chairman of the Board of the former Towne Bank and as a member of the Board of Directors of Oak Hill Financial and Oak Hill Banks and was Chairman of the Compensation Committee of Oak Hill Banks. Mr. Strawser’s extensive experience in residential real estate in a key geographic market for the Corporation and his prior bank director experience qualify him to serve as a member of our Board and also make him a valuable addition to the Board of Directors.

B. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2012.

Name	Age	Year First Elected Director	Position
Ray A. Byrd	66	1977	Director
John W. Fisher, II	68	2007	Director
Ernest S. Fragale	63	1996	Director
D. Bruce Knox (1)	50	2007	Director
Reed J. Tanner	57	1996	Director
Donald P. Wood (1)	66	2007	Director

(1)	Messrs. Knox and Wood were appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Oak Hill Financial, Inc., which agreement required the nomination of four directors to serve at least a full three year term on the Board of Directors of the Corporation.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director:

RAY A. BYRD has served as a member of the Board of Directors since June 9, 1977. Mr. Byrd is a member of the Trust Committee and Loan Review Committee of the Bank and is a member of the Pension/KSOP Committee and Insurance Committee of the Corporation. Mr. Byrd is a lawyer, and manager/member of Schrader Byrd & Companion, PLLC. Mr. Byrd is a graduate of West Virginia University and received his Doctorate of Jurisprudence from West Virginia University. Mr. Byrd has practiced principally in the areas of business and commercial law, estate and trust for over 40 years and has extensive experience in trust and fiduciary matters. Mr. Byrd’s long tenure on the Board, together with his background in trust, fiduciary and commercial law, provide valuable insight and counsel to the Board and the various committees on which he actively serves. Mr. Byrd is also active in numerous non-profit and professional organizations which provides valuable insight to the extensive wealth management services provided by the Corporation. His long tenure with the Corporation and his extensive experience in dealing with the regulatory environment make him a valuable member of the Board and qualify him to serve as a member of our Board of Directors.

JOHN W. FISHER, II has served a member of the Board of Directors since April 18, 2007. He currently serves as a member and Chairman of the Compensation Committee of the Corporation and the Personnel Committee of the Bank. Mr. Fisher has served as a Professor of Law at the College of Law of West Virginia University since 1971, and served as the Dean of the College of Law of West Virginia University from 1998 through 2008. Mr. Fisher is a graduate of West Virginia University and also is a graduate of the College of Law of West Virginia University. Mr. Fisher has extensive experience in the public sector and in his tenure as Dean of the College of Law he also had budgetary responsibility and supervision of all College of Law personnel. He also served as an executive officer of West Virginia University from 1982 to 1986 and as Associate Dean for Academic Affairs from 1979 through 1981 and from 1990 through 1992. He has published numerous Law Review articles and has been publicly recognized by the Supreme Court of Appeals of West Virginia as one of the foremost authorities on West Virginia Property Law. He also was instrumental in recodifying the law of intestate succession and elective shares and corporation laws of the State of West Virginia and is a Fellow of the American and West Virginia Bar Foundations. Mr. Fisher also has prior bank board experience, having served on the Board of Directors of Vandalia National Corporation and its wholly owned subsidiary, The National Bank of West Virginia. Mr. Fisher had extensive experience in compensation matters during his years as an executive officer of West Virginia University and during his tenure as Dean of the College of Law where he had responsibilities in establishing salary and compensation practices and in negotiating letters of appointment. His recognized expertise in property and corporation law make him uniquely suited for service on our Board of Directors and his extensive background in lecturing in laws, rules and regulations for a period in excess of 39 years make him a valuable member of our Board of Directors.

ERNEST S. FRAGALE has served as a member of the Board of Directors of the Corporation since August 20, 1996. Mr. Fragale is a member of the Audit Committee of the Corporation and the Loan Review Committee of the Bank. He has been Vice President of Daisy Development Co. of Bridgeport, West Virginia, which is a privately owned real estate development company, since 1987. Mr. Fragale is a graduate of Fairmont State College and is the former President and CEO of two mortgage banking companies, one of which was sold to the Corporation. Mr. Fragale has extensive experience in residential and commercial real estate and his mortgage company specialized in packaging and selling mortgages in the secondary market. Mr. Fragale is also active in the North Central, West Virginia, market, a key market for the Corporation and, therefore, provides valuable insight and advice on economic activity and trends in that market. His mortgage background and financial experience make him a valuable member of the Board of Directors and qualifies him to serve on our Board.

D. BRUCE KNOX has served as a member of the Board of Directors of the Corporation since November 30, 2007. He currently serves as a member of the Insurance Committee of the Corporation and the Personnel Committee of the Bank. Mr. Knox formerly served as Executive Vice President of Oak Hill Banks from December 2007 to May 2008. He also previously served as Executive Vice President of Oak Hill Financial, Inc. from January 2005 to December 2007 and Chief Information Officer from January 2000 to December 2007. Mr. Knox has approximately 20 years of banking experience centered principally in operations, data processing and asset liability management. His extensive experience in information technology and service as a chief information officer for a regional banking corporation make him uniquely suited to offer advice and counsel on strategic direction in information technology. He has been instrumental in providing advice to the Corporation on its technology initiatives and in expanding its internet banking products. Mr. Knox also represents significant share ownership and, thus, provides valuable insight and perspective. Mr. Knox’s extensive experience in banking and information technology make him a valuable member of our Board of Directors and qualify him to serve.

REED J. TANNER has served as a member of the Board of Directors of the Corporation since December 30, 1996. Mr. Tanner is a member of our Audit Committee. Mr. Tanner is a Certified Public Accountant and is our designated financial expert on the Audit Committee. He has been a member of RTannerAssociates, PLLC, since 2009, and was previously with the firm Dixon Hughes, PLLC and several predecessor accounting firms. Mr. Tanner is a graduate of West Virginia University and is a licensed Certified Public Accountant actively practicing in Morgantown, West Virginia. Mr. Tanner has prior bank board experience having served on the Board of Vandalia National Corporation and its wholly owned subsidiary, The National Bank of West Virginia. Mr. Tanner provides significant expertise and experience to the Audit Committee and his familiarity with accounting principles and standards provide valuable insight and advice to the Board of Directors and its Audit Committee. Mr. Tanner also has considerable business experience, having worked in the public accounting profession for a significant number of years and, therefore, serves in an important advisory role to the Board. Given Mr. Tanner’s financial expertise and background and his ability to navigate a strict regulatory environment, Mr. Tanner is a valuable member of our Board of Directors and qualified to serve.

DON P. WOOD has served as a member of the Board of Directors of the Corporation since November 30, 2007. He currently serves on the Audit Committee of the Board. He has been Chairman and CEO of Don Wood, Inc., Don Wood Ford-Lincoln-Mercury, Inc. and Don Wood Automotive, LLC and other related automobile dealerships in Athens and Hocking Counties, Ohio since 1985. Mr. Wood previously served as interim President of the University of Rio Grande and is currently its Board Chairman. Mr. Wood has prior bank board experience, having served on the Board of Directors of Oak Hill Financial, Inc. and its wholly owned subsidiary, Oak Hill Banks. Mr. Wood also has prior experience as an executive officer in the banking industry and has served as a commercial lending officer. Mr. Wood’s extensive business background, his experience in managing small businesses and in serving as an executive officer in an educational institution and in banking provide him with a wealth of business background and experience which he brings to our Board of Directors. Mr. Wood is active in his service on the Audit Committee of the Corporation and is a valuable member of our Board and qualified to serve.

Executive Officers of the Corporation

The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

PAUL M. LIMBERT, age 64, has served as the President and Chief Executive Officer of Wesbanco, Inc., and President and Chief Executive Officer of Wesbanco Bank, Inc. since 2001. Mr. Limbert previously served as Executive Vice President and Chief Financial Officer for Wesbanco, Inc. and was Vice Chairman and Chief Financial Officer of Wesbanco Bank, Inc. Mr. Limbert joined the Corporation in April, 1977.

DENNIS G. POWELL, age 61, is the Executive Vice President and Chief Operating Officer of Wesbanco, Inc. Mr. Powell joined the Corporation in November, 2004 after having served as Executive Vice President and Director of Consumer Services for UMB Financial Corp., Kansas City, MO from March, 2001 to October, 2004. Prior to that time, Mr. Powell was a Senior Vice President with Bank One Corp. in Columbus, OH.

ROBERT H. YOUNG, age 54, is the Executive Vice President and Chief Financial Officer of Wesbanco, Inc. Mr. Young joined the Corporation in July, 2001 after having served as Senior Vice President and Chief Financial Officer of PNC Bank, FSB and its National Affinity Program division in Pittsburgh, PA. Mr. Young is a licensed certified public accountant.

JEROME B. SCHMITT, age 61, has served as Executive Vice President—Trust & Investments, Wesbanco, Inc. since March, 1999. He joined the Corporation in 1972. Mr. Schmitt is a Chartered Financial Analyst.

JOHN W. MOORE, JR., age 63, has served as Executive Vice President—Human Resources of Wesbanco, Inc. since May, 2002. Prior to that Mr. Moore was Senior Vice-President-Human Resources. Mr. Moore joined the Corporation in 1976.

LARRY G. JOHNSON, age 63, has served as Corporate Secretary since March, 1998. Mr. Johnson also serves as Market President of the Parkersburg Region of Wesbanco Bank, Inc. Mr. Johnson served as Executive Vice President of the Parkersburg Region until November 2003. Mr. Johnson has been with Wesbanco since 1998 as a result of the acquisition of Commercial BancShares, Inc.

PETER W. JAWORSKI, age 55, has served as Executive Vice President—Chief Credit Officer of Wesbanco, Inc. since May, 2002. Prior to that, he was Senior Vice President—Credit Administration of Wesbanco, Inc., as well as Chief Credit Officer. Mr. Jaworski joined the Corporation in 1995. Mr. Jaworski is Credit Risk Certified by the Risk Management Association.

BRENT E. RICHMOND, age 47, is currently Executive Vice President—Treasury and Strategic Planning of Wesbanco, Inc. Mr. Richmond served as Executive Vice President-Operations from March, 2002, until December, 2003. Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with Wesbanco, Inc. on March 1, 2002, as well as Chief Executive Officer of Wheeling National Bank. Mr. Richmond previously held the positions of Executive Vice President, Chief Financial Officer and Corporate Secretary of American Bancorporation.

BERNARD P. TWIGG, age 56, is currently Executive Vice President—Commercial Lending of Wesbanco, Inc. and formerly President of the East Region of Wesbanco Bank, Inc. Mr. Twigg served as President and Senior Lender of the Upper Ohio Valley Region of Wesbanco Bank, Inc. from July 2003 to July 2005 and East Region President from July 2005 to January 2007.

Compensation Discussion and Analysis

Introduction

The following discussion and analysis explains the Corporation’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 30, who we refer collectively to as the “named executive officers.” This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table. The named executive officers of the Corporation presently are serving without compensation from the Corporation. They are, however, compensated by the Bank for services rendered as officers of that corporation.

Overall, the Board of Directors believes that the Corporation’s compensation program is effective in aligning the compensation of our executive officers with the long term interests of our shareholders. Incentive compensation programs consist of a blend of annual and long term performance and time based compensation, are structured to preclude excessive and unnecessary risk-taking, and utilize performance metrics established in advance based on an annual budget and business planning process. Management and the Compensation Committee have exercised the program responsibly, as demonstrated by last year’s elimination of annual cash bonuses when performance goals were not achieved. Also, the addition of another form of equity compensation, restricted stock, which was overwhelmingly approved by our shareholders last year, has added an optional form of long term incentive which directly ties to building shareholder value.

Compensation Philosophy and Objectives

The Corporation’s Compensation Committee has adopted a philosophy statement on executive compensation. The philosophy statement expresses the Corporation’s desire to become the employer of choice and to be viewed as a model of best practices for executive compensation. Applying that philosophy, our compensation programs are designed to provide the appropriate mix of compensation and benefits in order to promote the interests of the Corporation and its stockholders while enabling us to attract and retain top-quality executive talent. The primary objectives of the compensation policies for executive officers are to:

•

Attract and retain executive officers by offering base salary that is competitive with that offered by similarly situated banks in the markets in which we compete and by rewarding outstanding individual performance;

•	Promote and reward the achievement of short-term and long-term objectives set by the Board and management without encouraging unnecessary and excessive risk taking by our executive officers; and

•	Align the interests of executive officers with those of our stockholders by making incentive compensation an important aspect of our executives’ compensation.

The philosophy statement delineates the following four fundamental principles in establishing executive compensation: (i) the Corporation’s performance both in terms of the attainment of short-term and long-term goals; (ii) the competitiveness of the Corporation’s executive officers’ salaries to that of similarly qualified and situated officers in markets in which it competes; (iii) the individual performance of each executive officer and (iv) the recommendations of the Chief Executive Officer regarding all executive officers other than himself.

Administration of the Executive Compensation Program

Compensation Committee Process. Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee met three times during calendar year 2010 and has met twice so far during calendar year 2011. Mr. Fisher, Chairman of our Compensation Committee, works with our Chief Executive Officer to establish the meeting agenda. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, with legal counsel and with outside compensation advisors. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on the Corporation’s strategic objectives and budget for future periods;

•	Reports on the Corporation’s year over year performance and current year performance versus a peer group of companies;

•	Information on the executive officers’ stock ownership and option holdings;

•	Information regarding equity compensation plan dilution;

•	Estimated grant date values of stock options (using the Black-Scholes valuation methodology);

•

Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change in control of the Corporation; and

•

Information regarding compensation programs and compensation levels at study groups of companies identified by independent compensation consultants or through statistical comparisons compiled by management using third party source information such as SNL Financial Executive Compensation Review.

Use of Peer Group. The philosophy statement adopts the position that annual compensation for all executive officers should be targeted to be at or above the 50th percentile of companies in our peer group and should provide for performance bonuses based on performance metrics established at the discretion of the Compensation Committee. Our management compiled peer group reports for 2010 reviewed by our Compensation Committee which consisted of 13 banks of comparable size in total assets. The peer group used for our executive compensation review differs from the indices used in the performance graph contained in our annual report on Form 10-K. Our peer group for 2010 compensation purposes was comprised of the 13 banks listed below:

1st Source Corporation	First Commonwealth Financial Corporation	Old National Bancorp

City Holding Company	First Financial Bancorp.	Park National Corporation

First Merchants Corporation	Peoples Bancorp Inc.	S&T Bancorp, Inc.

F.N.B. Corporation	Community Trust Bancorp, Inc.	United Bankshares, Inc.

Main Source Financial Group, Inc.

Our 2010 peer group was the same as our 2009 peer group with the exception of the elimination of Integra Bank Corporation which was replaced by Community Trust Bancorp, Inc.

In the fourth quarter of calendar year 2008, our Compensation Committee engaged a compensation consultant, Cowden Associates, Inc., to review the total compensation of our named executive officers and to compare their compensation with the compensation paid to executive officers of the foregoing peer group and a national peer group of similarly sized financial institutions. The consultant also reviewed the historical financial performance of the Corporation compared to the peer group and to the national group on return on average assets (“ROAA”) and return on average equity (“ROAE”) for the most recent annual period as well as a three year and five year period.

The consultant concluded that the Corporation’s ROAA results compared favorably with the 50th percentile of all banks studied with the one-year ROAA ending December 31, 2007, approaching the 75th percentile of all banks and for the three- and five-year period its performance equaled the 50th percentile. Additionally, its ROAE for the one-year period ending December 31, 2007, was well above the 50th percentile of all banks studied, the three- year period nearly equaled the 50th percentile and for the five-year period was slightly better than the 50th percentile.

The consultant also addressed total compensation compared to the peer group banks. The consultant concluded that the Corporation’s overall program for total compensation was reasonable when compared to the peer group of banks and industry practices of similarly situated entities. The Corporation did not update that report during 2010, as it generally updates such information every two years and relies on the prior report in the interim. The Compensation Committee intends to update the compensation comparison information during 2011.

The management compiled peer group report for 2010, reviewed by our Compensation Committee, indicated that 2009 compensation approximated 64% of average compensation for our CEO, Mr. Limbert, 71% for our COO, Mr. Powell, 78% for our CFO, Mr. Young, and 82% and 83%, respectively, for our next two highest paid officers.

In comparing the 2009 peer group data on a percentile basis, each of the named executive officers was slightly below the targeted goal of the 50th percentile for the peer group. Mr. Limbert’s total compensation for 2009 of $518,397 compared to $696,588 for the 50th percentile for the peer group; Mr. Young at $284,136 with the peer group at $356,470; Mr. Powell at $321,898 with the peer group at $409,699; our next highest at $334,376 with the peer group at $358,186 and our next highest at $268,460 and the peer group at $324,690.

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives for individual executives other than the named executive officers; and

•	Recommending salary levels and option awards.

Our Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Our management also prepares meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	Background information regarding the Corporation’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Annual Evaluation. Our Compensation Committee meets in an executive session each year to evaluate the performance of the named executive officers, to determine their annual bonuses for the prior fiscal year, to establish their performance objectives for the current fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

The Compensation Committee’s process begins with establishing individual and corporate performance objectives for senior executive officers, including all of our named executive officers, in the second quarter of each calendar year. Our Compensation Committee engages in an active dialogue with the Chief Executive

Officer concerning strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives typically are established on the basis of a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within the Corporation.

Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual incentive awards; and

•	Long-term incentives.

In addition to these principal components, our compensation program also includes employment contracts, change in control agreements, deferred compensation opportunities, retirement plans, a bank owned life insurance program and other perquisites and benefits, each of which are discussed in this Compensation Discussion & Analysis with respect to the named executive officers.

Annual Compensation

Our executive officers receive two forms of annual compensation, base salary and annual incentive awards. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions.

The annual compensation program, as espoused by our Compensation Committee through its philosophy statement, is intended to target Corporation performance, both in terms of the attainment of short-term and long-term goals, and to consider principally return on equity, growth in earnings per share, and return on assets.

Base Salary. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, our Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity and the tax deductibility of base salary.

Based on compensation data provided by our compensation consultant, Cowden Associates, Inc., peer group comparisons, individual evaluations and internal equities, Paul Limbert, our Chief Executive Officer, recommends base salaries for all executive officers to the Compensation Committee for their consideration, except with respect to his own salary. Based on the Compensation Committee’s review of the applicable compensation data, as discussed above and including Mr. Limbert’s recommendations, base salary increases for all executives for the 2010 fiscal year averaged approximately 3% except for changes due to title or position changes. Mr. Limbert did receive two increases in February and May which approximated 8% on an annualized basis for the year. See the Summary Compensation Table on page 30 for more information about the 2010 base salaries of our named executive officers.

Annual Cash Incentive Awards. Annual incentive awards, in the form of annual cash bonuses, are made to our named executive officers under the amended and restated WesBanco, Inc. Key Executive Incentive Bonus, Option and Restricted Stock Plan, which we refer to as the Long-Term Incentive Plan and which was approved by our stockholders on April 21, 2010. For additional information regarding our Long-Term Incentive Plan, see the section entitled “Key Executive Incentive Bonus, Option and Restricted Stock Plan” on page 33. The Compensation Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants under the Long-Term

Incentive Plan. The Compensation Committee believes that annual cash incentive awards for our executives, which are the variable and at-risk portion of annual compensation, should be generally targeted at a maximum of 50% of base salary for the Chief Executive Officer and a somewhat lesser range for our other executive officers.

Eligibility for Annual Incentive Awards. In general, the following thresholds must be satisfied for an executive to be eligible to receive an annual incentive award: (i) the executive must receive a “fully competent” performance rating; and (ii) the Corporation must meet 85% of its “overall corporate goal.”

Performance Rating. Our Chief Executive Officer annually rates the performance of each of our other named executive officers and assigns a performance rating to the executives based on the executive’s performance during the fiscal year. The Chair of our Compensation Committee evaluates the performance of our Chief Executive Officer and assigns his performance rating. For 2010, all of our named executive officers received “fully competent” performance ratings.

Overall Corporate Goal. The Corporation’s “overall corporate goal” is targeted earnings per share (“EPS”) for a given fiscal year. The Committee set target performance measures based in part upon management’s confidential business plan and budget. The Committee set the earnings per share target at target levels deemed appropriate based on industry expectation, market opportunities and other factors the Committee believes are relevant.

The Corporation’s GAAP earnings per share for the 2010 fiscal year exceeded the minimum overall corporate goal. The Committee used GAAP earnings in its analysis and determination. The Committee determined that the use of GAAP earnings was the appropriate benchmark for incentive bonuses for the year. The earnings per share goal may be adjusted by the Committee, in its sole discretion, for items attributed to non-core operating events impacting the Corporation’s core operating results, such as mergers and acquisitions, unusual gains or losses, significant asset sales or other out-of-the ordinary or one-time events which significantly impact the normal operations. No adjustments were made for the year 2010 analysis. The target EPS for the “overall corporate goal” in 2010 was $1.25, which the Corporation met by in achieving EPS of $1.34.

If the minimum overall corporate goal is not satisfied in a fiscal year, the Compensation Committee has the discretion to grant annual incentive awards for named executive officers and may adjust individual performance targets, which are discussed below and determine the amount of an incentive award, accordingly. The Compensation Committee did not make any adjustments in the individual performance targets, but did elect to make one discretionary award based on a number of factors discussed below under the heading “Discretionary Bonus Payment for 2010.”

Determination of Incentive Award Amounts. If the eligibility thresholds discussed above have been satisfied, the Compensation Committee determines the amount of an executive’s annual cash incentive award based on the executive’s target incentive award and the satisfaction of corporate and individual performance targets.

Target Annual Incentive Awards. The table below sets forth certain information regarding the target, maximum and actual annual incentive awards for each named executive officer for the fiscal year ended December 31, 2010.

ANNUAL INCENTIVE AWARDS

Name	Maximum Incentive Award - % of Base Salary	Maximum Incentive Award	Target Incentive Award	Actual 2010 Incentive Award
Paul M. Limbert President & Chief Executive Officer	50%	$200,000	$200,000	$200,000
Robert H. Young Executive Vice President & Chief Financial Officer	45%	$107,991	$107,991	$107,991
Dennis G. Powell Executive Vice President & Chief Operating Officer	45%	$122,136	$122,136	$122,136
Jerome B. Schmitt Executive Vice President—Trust & Investments	45%	$103,361	$103,361	$92,748
Bernard P. Twigg Executive Vice President—Commercial Lending	25%	$51,507	$51,507	$37,000	*

*	Actual award shown in this column was made on a discretionary basis by the Compensation Committee. Mr. Twigg did not meet all of his individual business unit goals in 2010.

As shown in the table above, the maximum annual incentive award that a named executive officer may receive is based on a percentage of the executive’s annual base salary. The maximum annual incentive award an executive may receive is 115% of the executive’s individual metric for any one measurement category but the overall bonus cannot exceed the maximum percentage of base salary established for such officer. The Compensation Committee sets target annual incentive awards to approximate annual cash incentive awards in the 50th percentile range for comparable positions at banks within the peer group and considers the different accountabilities and responsibilities for the CEO and the other named executive officers. For 2010, the Compensation Committee determined that the target annual incentive award for our CEO would be equal to 50% of his base salary, which was $200,000. The Compensation Committee determined that the 2010 target annual incentive award for our CFO would be 45% of his base salary, or $107,991. In addition, the Compensation Committee set the target annual incentive awards for Dennis G. Powell, Jerome B. Schmitt and Bernard P. Twigg at 45%, 45% and 25%, respectively, of each officer’s base salary. See the table above for a comparison of the annual incentive award actually paid to each named executive officer in 2010 compared to the target and maximum awards that each executive could have received.

Individual Performance Targets. The Compensation Committee sets individual performance targets for each of the named executive officers. For all of our named executive officers, annual incentive awards are based on the following measures of Corporation performance: return on assets (“ROA”), return on equity (“ROE”), and EPS. In addition, Bernard W. Twigg and Jerome B. Schmitt’s annual incentive awards are also based on certain specific business unit performance targets. These goals are established through the business planning process which develops an annual budget and are then recommended to the Compensation Committee by our Chief Executive Officer. The Compensation Committee then establishes the individual performance targets based in part on such recommendations. The Compensation Committee also retains some discretion to determine annual incentive awards outside of the relevant performance targets, as described below. The Corporation achieved its target level in ROE and its target level in ROA. Target levels for 2010 for ROA were 0.61% and for ROE 5.51%. Actual results were a ROA of 0.66% and ROE of 5.88%.

For each named executive officer, their specific performance targets are weighted according to the extent to which the executive will be evaluated for delivering the results on the targets. The targets are set so that they are attainable if the Corporation meets its budgeted goals for the year. Since the Corporation met its budgeted goals for 2010, the named executive officers were eligible for bonuses.

The Committee discretion portion is determined by the Committee utilizing a number of factors, including: (i) attainment of goals, (ii) opportunities for attainment, (iii) marketplace impact, (iv) competition, (v) effectiveness in performance and (vi) individual performance.

The following chart contains a detailed schedule of the individual performance targets for 2010:

Name	Base Salary	Target Bonus %	Performance Targets	Incentive Weighting	2010 Threshold 85%	2010 Target 100%	2010 Maximum 115%	Actual Results 12/31/10	Calculated Incentive	Committee Incentive Award
Limbert	$400,000	50%	ROA	20%	0.52%	0.61%	0.70%	0.66%	$43,279
			ROE	25%	4.68%	5.51%	6.34%	5.88%	53,358
			EPS	25%	$1.06	$1.25	$1.44	$1.34	53,600
			Committee Discretion	30%		100%		100%	60,000

				100%					$210,236	$200,000

Powell	$271,414	45%	ROA	20%	0.52%	0.61%	0.70%	0.66%	$26,429
			ROE	25%	4.68%	5.51%	6.34%	5.88%	32,584
			EPS	25%	$1.06	$1.25	$1.44	$1.34	32,733
			Committee Discretion	30%		100%		100%	36,641

				100%					$128,387	$122,136

Young	$239,980	45%	ROA	20%	0.52%	0.61%	0.70%	0.66%	$23,369
			ROE	25%	4.68%	5.51%	6.34%	5.88%	28,811
			EPS	25%	$1.06	$1.25	$1.44	$1.34	28,942
			Committee Discretion	30%		100%		100%	32,397

				100%					$113,518	$107,991

Schmitt	$229,691	45%	ROA	10%	0.52%	0.61%	0.70%	0.66%	$11,183
			ROE	10%	4.68%	5.51%	6.34%	5.88%	11,030
			EPS	5%	$1.06	$1.25	$1.44	$1.34	5,540
			Gross trust revenue[1]	15%	$12,325	$14,500	$16,675	$15,835	16,932
			WesMark-Bond- WV Muni[2]	5%	2	2	1	2	5,168
			WesMark-Bond- Gov’t.[2]	5%	2	2	1	4	—
			WesMark-Balanced[2]	10%	2	2	1	2	10,336
			WesMark-Small Cap[2]	10%	2	2	1	3	—
			WesMark-Growth[2]	10%	2	2	1	1	11,887
			Committee Discretion	20%		100%		100%	20,672

				100%					$92,748	$92,748

Twigg	$206,028	25%	Increase Commercial Loans Outstanding[1]	15%	$29,750	$35,000	$40,250	($65,109)	—
			Loan Fees[1]	15%	$1,318	$1,550	$1,783	$1,604	$7,993
			Increase Commercial Deposits[1]	15%	$18,275	$21,500	$24,725	$139,841	8,885
			Commercial Loans Delinquency	5%	1.15%	1.00%	0.85%	0.68%	2,962
			Reduce Non- Performing Loans[1]	20%	$52,900	$46,000	$39,100	$81,115	—
			Reduce Classified Loans	20%	2.88%	2.50%	2.13%	6.40%	—
			Committee Discretion	10%		100%		100%	5,151

				100%					$24,991	$37,000

[1]	Dollars in thousands, except for incentive and award columns.
[2]	Lipper Rankings over one year period.

Payment of Annual Incentive Awards. Annual incentive awards for each named executive officer are calculated by multiplying the weighting assigned to a performance target by the target incentive award for the executive. The resulting product is then multiplied by the actual results achieved for that performance target. The Compensation Committee does this for each performance target, with the sum of all performance targets for a named executive officer generally being the annual incentive award for the executive. For 2010, the Corporation satisfied its minimum overall corporate goal, so the formula yielded an incentive award for each named executive officer. The Compensation Committee utilized its discretion to award a discretionary increase in bonus to Mr. Twigg. See “Discretionary Bonus Payment for 2010” below.

The Committee considered the recovery in net income, the recovery in the price of its common stock for the year and the attainment of the targeted EPS, ROA and ROE for the year. It also considered the improvements in overall operating performance for the year.

The Compensation Committee, at its discretion, may allocate a portion of the annual cash bonus awarded to a deferred payout period. The deferred payout portion is then spread ratably over a three-year period beginning in the third year following the award of compensation. Thus, the annual bonus may include both a currently paid portion and a deferred portion. The Committee believes the deferral serves as an executive retention incentive in that an executive terminating his or her employment before deferred amounts are paid out forfeits such unpaid amounts. In light of the reduced awards made for 2009, the Committee did not allocate any portion to a deferred payment period for 2010.

The amount of each award was based primarily on the executive officer’s performance, the level of his or her responsibilities and internal equity considerations. The Committee also considered the bonus amount, or absence thereof, paid to each officer for 2009, and competitive market data from compensation surveys provided by the consultant. In assessing each officer’s performance and determining award amounts, the Committee noted the following achievements:

•

In determining Mr. Limbert’s award, the Committee noted that the Corporation met its targets for the year in EPS, ROA and ROE. The Committee also noted the effective balance sheet strategy, reduction in leverage, re-mixing of deposits and improvement in credit quality, all of which contributed to growth in net income and a positive performance in the stock price. The Committee also considered that no bonus was paid in 2009.

•

In determining Mr. Powell’s award, the Committee noted that the Corporation met its targets for the year in EPS, ROA and ROE. The Committee also noted continued leadership in developing a stronger retail banking program, tangible results in re-mixing deposits and lowering the cost of funds, restructuring consumer loan and collection areas, producing strong real estate loan production and managing through personnel reductions, all of which contributed to overall corporate performance. The Committee also considered that no bonus was paid in 2009.

•

In determining Mr. Young’s award, the Committee noted that the Corporation met its targets for the year in EPS, ROA and ROE. The Committee also noted his contributions in the balance sheet restructuring, the expansion of the Corporation’s investor relations program, the expansion of analyst coverage, improvements in internal controls and financial reporting and the development of quarterly earnings calls. The Committee also considered that no bonus was paid in 2009.

•

In determining Mr. Schmitt’s award, the Committee noted that the Corporation met its targets for the year in EPS, ROA and ROE. The Committee also noted his success in managing the investment portfolio for the Corporation, the excellent results achieved in investment advisory services, the growth in assets under management in the Trust Department of the Bank and achievement of many of his business line goals.

•

In determining Mr. Twigg’s award, the Committee noted that he was recently placed in the current position and, therefore, did not participate in the origination of the problem loans. The Committee believes Mr. Twigg established appropriate policies and procedures to reduce non-performing loans. However, the length of the recession has caused longer than expected workouts. The Committee noted progress on reducing delinquencies and non-accrual loan balances, two key metrics which are indications that policies and procedures initiated by Mr. Twigg, have started to improve the performance of the loan portfolio. The Committee also noted the efforts to improve the internal efficiencies of the loan process and a willingness to provide leadership to the lending function.

Discretionary Bonus Payment for 2010. In evaluating the payment of a discretionary award under the Long-Term Incentive Plan, the Committee evaluated the performance of Mr. Twigg during the year 2010 and awarded a discretionary increase in his bonus. Based on the performance targets established for Mr. Twigg, his bonus was calculated at $24,991. However, upon recommendation of Mr. Limbert, the Compensation Committee increased the award to $37,000. The change was based on several factors. The Committee considered the significant progress made in reducing delinquency in commercial loans and non-accrual loans during the year, two key metrics which it felt were either not appropriately prioritized or not sufficiently clarified in setting the metrics for the year. They also considered the fact that he had recently been assigned to address credit issues that had not been created under his supervision. They also considered the leadership which he brought to the position and the issues created by the recession.

Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive compensation is an important component of our compensation program because it has the affect of retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of the Corporation’s long-term strategic goals. Three types of long-term incentive awards are available to grant to executive officers under the Corporation’s Long-Term Incentive Plan:

•	Stock options;

•	Restricted Stock; and

•	Long-term cash bonuses.

Stock Options

Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of our stock. The Compensation Committee utilizes stock options as a compensation tool because they focus executives on the Corporation’s long-term performance, including stock appreciation. The Compensation Committee awards stock options in amounts and subject to terms and conditions intended to be competitive with those awarded for comparable positions at banks within the peer group. The Compensation Committee receives recommendations from our Chief Executive Officer for executive officers other than himself and provides overall compensation expense calculations for such awards. Stock options were granted to executive officers in 2010. See the Grants of Plan-Based Awards For the Year Ended December 31, 2010 table on page 32. Some features of our stock option program include:

•

Options are structured as either performance-based or time-based vesting and vest ratably over a designated period, assuming pre-established earnings per share targets are met for performance-based options and the lapse of the designated period for time-based options. They are exercisable as they vest over the vesting period.

•	If earnings per share targets for a given year are not met, options that are performance based are forfeited;

•	The term of each grant does not exceed 10 years;

•	As defined in our Long-Term Incentive Plan, the exercise price is equal to the closing market price on the day prior to the grant date (we do not grant discounted stock options);

•	Grants do not include “reload” or “restored” provisions; and

•	Repricing of stock options is prohibited.

Please see the Outstanding Equity Awards at Fiscal Year End table on page 35, for a description of the outstanding options of our named executive officers.

Restricted Stock Awards

Historically, stock options were the only long term equity awards made by the Corporation. However, the Long-Term Incentive Plan, among other things, authorizes awards of restricted stock, which were made for the first time on May 19, 2010. Restricted stock is granted at the discretion of the Committee and the Committee determines the applicable vesting schedule reflecting attainment of designated performance goals and/or continuous employment over a period of years specified in the award documents. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to the lapse of the restrictions. See the Grants of Plan-Based Awards For the Year Ended December 31, 2010 table on page 32 for information regarding the shares of restricted stock awarded to our named executive officers during 2010.

Long-Term Cash Bonuses

Under the long-term bonus portion of our Long-Term Incentive Plan, participating key employees have an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that key employee over several fiscal years. The Compensation Committee has not utilized this optional benefit feature of our Long-Term Incentive Plan and in prior years has elected to simply defer payment of a portion of the annual bonus award each year to create a deferred payment feature subject to future service. However, in light of the reduced amount of bonuses paid in 2009, no portion of the bonuses awarded to our named executive officers was deferred.

Retirement Plans

The Corporation maintains a defined benefit pension plan, which we refer to as the Defined Benefit Plan for all employees employed prior to August 1, 2007, an Employee Stock Ownership and 401(k) Plan for all employees, and a Supplemental Employee Retirement Plan, which we refer to as the SERP, for certain executive officers.

Defined Benefit Plan

Under the Defined Benefit Plan, which is compulsory and noncontributory, the compensation covered is the salary of a participant as limited by applicable IRS regulations. The benefit payable under the Defined Benefit Plan is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant.

Average compensation for named executives as of the end of 2010 is: Mr. Limbert, $556,141; Mr. Young, $335,887; Mr. Schmitt, $324,057; Mr. Powell, $327,053; and Mr. Twigg $218,344. The estimated years of service for each named executive are as follows: Mr. Limbert: 33.7; Mr. Schmitt: 38; Mr. Powell: 6; Mr. Young: 9.4; and Mr. Twigg 7.4. See the Pension Benefits table on page 36 for an estimation of the present value of the retirement benefits (qualified plan only) that each of our named executive officers would receive if he or she retired at age 65. The defined benefit plan has a maximum individual annuity payout of $60,000 per year. Under current IRS rules only annual compensation of $245,000 (for 2010) or less is considered covered compensation for defined benefit plan purposes.

WesBanco KSOP Plan

The WesBanco Employee Stock Ownership and 401(k) Plan (the “KSOP Plan”) is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Code. The employee stock ownership feature of the KSOP Plan (the “ESOP”) was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the “KSOP”). All employees of the Corporation, together with all employees of our subsidiary companies which adopt the KSOP Plan, are eligible to participate in the KSOP on the first day of the month following completion of sixty (60) days of service and attaining age 21. The KSOP Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

The Board of Directors has the ability to authorize discretionary contributions to the KSOP Plan through the ESOP portion of the Plan. During 2010 no discretionary contributions were made to the ESOP portion of the KSOP Plan.

As of December 31, 2010, the Plan Trust held 718,033 shares or 2.70% of the outstanding shares of the Corporation’s Common Stock, all of which are allocated to specific employee accounts for both the ESOP component and the 401(k) savings component. No shares were allocated to the named executive officers for 2010 under the ESOP component of the KSOP Plan.

As of December 31, 2010, the account balances in the KSOP Plan for each of the named executive officers is as follows: Mr. Limbert, $508,529; Mr. Young, $170,631; Mr. Powell, $122,485; Mr. Schmitt, $527,501; and Mr. Twigg $177,569.

SERP

The Corporation maintains a supplemental executive retirement plan (the “SERP”) for certain of its executive officers, including all of its named executive officers, except for Mr. Powell and Mr. Twigg. Although benefits under the SERP are unsecured, the Corporation funds payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The SERP is a non-qualified retirement benefit. See footnote 3 to the Summary Compensation Table on page 30 for the accrued benefits for the named executive officers.

The SERP provides for payment of a scheduled annual benefit at normal retirement age of 65 of a fixed amount which was set at the time of adoption, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and (iii) for certain officers, a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of the Corporation. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the date that the executive attains age 65.

Death benefits also are payable under the SERP. If the executive dies prior to any termination of employment with the Corporation, the executive’s designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the plan has commenced, any remaining benefit payments will be paid to the executive’s designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with the Corporation and prior to the commencement of any payment of retirement benefits under the plan, the executive’s designated beneficiary will be entitled to receive payment of the executive’s retirement benefit under the plan beginning with the month following the executive’s death.

Three of the five named executive officers have supplemental retirement plan benefits, each payable for a ten- year term beginning at age 65. Mr. Limbert has an annual benefit in the amount of $100,000, Mr. Schmitt an annual benefit in the amount of $60,000, and Mr. Young an annual benefit in the amount of $40,000. For more information about the SERP, see the Pension Benefits table on page 36 and the section entitled “Potential Payments Upon Termination or Change in Control” on page 38.

Why We Maintain the Defined Benefit Plan, KSOP and SERP

The Corporation is a product of an active mergers and acquisitions program and we have evolved and grown from a local community bank into a regional bank holding company over a period of years. Historically, we maintained a single form of pension benefit which is the Defined Benefit Plan. Many of our long-term employees have significant vested benefits under the Defined Benefit Plan and, therefore, the plan has been viewed as an important source of financial security to the vast majority of long-term employees.

However, due to the costs of administration of the Defined Benefit Plan and the caps in benefits payable under the plan, its flexibility in meeting the retirement needs of our executive officers became problematic. Additionally, as acquisitions and recruitment brought into the Corporation new employees with limited vesting opportunities under the Defined Benefit Plan and experience with more flexible salary replacement retirement programs, the need to offer a broader array of retirement benefits became a competitive necessity. The Committee recommended the closure of the Defined Benefit Plan to new participants in 2007, which was approved by the Board and implemented by plan amendment.

Additionally, the limitations and costs of our Defined Benefit Plan caused us to pursue other strategies designed to provide salary replacement programs for retirement planning for our executive officers. Recruitment of experienced executive officers also required more flexible benefit programs to offset career change disadvantages and to offer offsetting benefit programs. The Corporation adopted an employee stock ownership plan in 1986 and then it evolved into a 401(k) benefit plan which was enhanced in 2005 to make it more competitive. The Compensation Committee believes that the benefit plans offered are competitive with that provided by other banks with which we compete for executive talent.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues and supplemental group life insurance. These benefits are provided to increase the availability of the executives to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the Summary Compensation Table on page 30. A chart disclosing the value of these additional items is found on page 31 entitled “All Other Compensation”.

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as health savings accounts for reimbursement of medical expenses. Our Compensation Committee has requested that we disclose all perquisites provided to our named executive officers in the Summary Compensation Table on page 30 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is the WesBanco, Inc. Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is a voluntary, non-tax qualified, deferred compensation plan available to our directors and employees specifically named by our Compensation Committee, which employees include all of our named executive officers, to enable them to save for retirement by deferring from 1% to 100% of their base salary and bonus or director fees. The Deferred Compensation Plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees, but not for directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s qualified benefit plans. In addition, the Compensation Committee believes that the Deferred Compensation Plan is competitive with that provided by other banks with which we compete for executive talent. During 2010, the Corporation made matching contributions for only one of our named executive officers, Dennis G. Powell, in the amount of 4% of his base salary and bonus. See the Nonqualified Deferred Compensation table on page 37 for additional information about the Deferred Compensation Plan for our named executive officers.

Bank Owned Life Insurance Program

In 2002, the Corporation implemented a new bank owned life insurance program which was primarily designed to offset the cost of certain employee benefit plans. The policies purchased are primarily Modified Endowment Contracts, and it is the Corporation’s intention to hold the insurance until the ultimate death of each insured. The Corporation addressed West Virginia’s insurable interest requirements by offering the program only to officers, required their written consent to participate in the program, and irrevocably assigned a $25,000 death benefit for each insured to be paid to the insured’s beneficiary upon the death of the insured directly from the Corporation’s general accounts.

Specifically, the program insures approximately 112 current and former officers, at the level of assistant vice president or higher. Each officer has consented to participate in the program. Each officer has also been irrevocably assigned a $25,000 death benefit in the policy proceeds on the employee’s life which is payable to the insured’s designated beneficiary upon the death of the insured. On average, the death benefit payable to the Corporation as a multiple of salary is approximately twelve times annual salary. All of the named executive officers, except Mr. Powell and Mr. Twigg, have such policies for the primary benefit of the Corporation against their lives, and only if such policies remain in force by the Corporation until their death would the above-noted $25,000 supplemental benefit be paid to their beneficiaries.

Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including our named executive officers, with written employment contracts. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the Corporation is obligated to pay to the employee’s estate an amount equal to six months of the base salary. If terminated without cause, the employee is entitled to a severance payment equal to the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. There are no golden parachute type provisions contained in the contracts, no change in control provisions, tax gross up provisions or other similar provisions. See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related tables, beginning on page 38 for an estimate of the benefits that our named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Though the employment contracts for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by the Corporation, the Change in Control Agreements, described in the next succeeding section, contain superseding provisions that supersede and replace the termination benefits under an employee’s employment contract in the event of a termination or severance of such an executive officer’s employment subsequent to a change in control. Thus, the employee can elect a termination payment only under one form of benefit, either the employment contract or the Change in Control Agreement and if the employee elects a benefit under the Change in Control Agreement, no termination benefit is payable under the employee’s employment agreement.

Change in Control Agreements

The Corporation has entered into agreements with all of our named executive officers and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity’s acquisition of the Corporation. These agreements were designed to secure the executives’ continued service and dedication to the best interests of stockholders in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in our stockholders’ best interests.

The agreements operate only upon the occurrence of a “change in control” as defined in the agreements. Absent a change in control, the agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. Each agreement provides that if a change in control of the Corporation or our bank subsidiary which employs the employee occurs, we will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive’s retirement date under established rules of the Corporation’s tax-qualified retirement plan).

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Subsidiary representing 35% or more of the combined voting power of the Corporation’s or the Subsidiary’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Subsidiary’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Subsidiary’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Subsidiary.

If during this two-year period the executive is discharged without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to a multiple from one to three times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, (ii) the greater of the executive’s average annual bonus over the one to three year period ending prior to the date of termination, or the executive’s bonus established for the annual bonus year in which the date of termination occurs, and (iii) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. In addition, for a period of 18 months from the date of termination, the executive and/or the executive’s family generally will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control.

The Board considered both so-called “single trigger” change in control arrangements, which generally entitle an executive to benefits if the executive’s employment is terminated for any reason during a specified period after a change in control, and “double trigger” change in control arrangements, which typically require the executive’s termination to be involuntary or the executive’s resignation to be for good reason. The Board elected “double trigger” change in control agreements because the Board was of the view that requiring the executive’s employment termination to be involuntary or for good reason would adequately mitigate the personal concerns of executives in connection with potential change in control scenarios and satisfy the purpose of the agreements.

See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related table, beginning on page 38 for an estimate of the benefits that our named executive officers would be entitled to receive under certain scenarios pursuant to their respective change in control agreements as a result of a change in control.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2010, none of our executive officers received compensation that the Corporation could not deduct by reason of Section 162(m).

Our Policies With Respect to the Granting of Stock Options

Stock options may be granted by either the Compensation Committee or the full Board. The Board generally does not grant options, although the Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Stock options are granted at regularly scheduled meetings of the Compensation Committee. These meetings occur approximately one month after our annual stockholders meeting at which we also approve salary adjustments. On limited occasions, grants may occur at an interim meeting of the Compensation Committee, primarily for the purpose of approving a compensation package for newly hired or promoted executives. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion; not our stock price or the timing of any release of company information.

Option Exercise Price. The exercise price of a newly granted option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the Nasdaq on the day before the date of grant as set forth in the Long-Term Incentive Plan.

Stock Ownership Guidelines

While the Compensation Committee believes that it is in the best interests of stockholders for our officers to own a significant amount of Common Stock of the Corporation and strongly encourages that our executives do so, our executive officers are not required to own any specific amount of our Common Stock.

Review of All Components of Executive Compensation

The Compensation Committee reviews all components of compensation paid to or earned by our named executive officers, including salary, annual and long-term incentive compensation, accumulated realized and unrealized equity-based gains, the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plans, the actual projected payout obligations under our supplemental retirement income plan and the hypothetical payout obligations under several potential severance and change-in-control scenarios. When the Compensation Committee considers setting various compensation components for our named executive officers, the Compensation Committee takes into consideration the aggregate amounts and mixes of all the principal components, in addition to peer group information.

Compensation Committee Report

The Compensation Committee of the Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John W. Fisher, II, Chairman

Christopher V. Criss

Vaughn L. Kiger

R. Peterson Chalfant

Henry L. Schulhoff

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul M. Limbert	2010	$389,439¹	—	$77,000	$20,315	$200,000	$169,400	$18,161	$874,315
President & Chief Executive Officer	2009	$369,000¹	—	—	—	—	$131,988	$17,409	$518,397
	2008	$365,192¹	$120,000	—	$31,576	—	$132,803	$16,376	$665,947

Robert H. Young	2010	$238,636	—	$38,500	$12,189	$107,991	$67,744	$6,792	$471,852
Executive Vice President & Chief Financial Officer	2009	$232,990	—	—	—	—	$42,745	$8,401	$284,136
	2008	$230,845	$75,000	—	$11,841	—	$39,961	$11,507	$369,154

Dennis G. Powell	2010	$269,894¹	—	$38,500	$12,189	$122,136	$55,750	$25,735	$524,204
Executive Vice President & Chief Operating Officer	2009	$263,508¹	—	—	—	—	$35,407	$22,983	$321,898
	2008	$260,334¹	$85,000	—	$13,815	—	$31,229	$20,524	$410,902

Jerome B. Schmitt	2010	$228,404	—	$33,688	$10,158	$92,748	$102,772	$14,775	$482,545
Executive Vice President Trust & Investments	2009	$223,001	$27,723	—	—	—	$67,653	$15,999	$334,376
	2008	$220,885	$65,000	—	$13,025	—	$72,554	$13,583	$385,047

Bernard P. Twigg	2010	$204,874¹	$37,000	$28,875	$6,095	—	$49,933	$14,938	$341,715
Executive Vice President Commercial Lending	2009	$200,027¹	$25,000	—	—	—	$30,449	$12,984	$268,460

¹	Includes amounts deferred under the WesBanco, Inc. Deferred Compensation Plan, which is described on page 26.
[2]

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of restricted stock awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2010 for the relevant assumptions used to determine the valuation of restricted stock awards.

[3]

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of stock option awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2010 for the relevant assumptions used to determine the valuation of stock option awards. Options will vest on 5/19/2012.

[4]	Amounts in this column reflect cash awards pursuant to the Long-Term Incentive Plan.
[5]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all of our pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

[6]	Includes all other compensation as described in the table entitled “All Other Compensation” on page 31.

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the Corporation’s compensation package, and are offered only after consideration of business need. The primary perquisites are matching contributions to amounts deferred from compensation by the Corporation’s executive officers, club dues, group life insurance and split dollar benefits. The following chart lists the principal perquisites and personal benefits and other miscellaneous compensation elements which are included in the Summary Compensation Table as “All Other Compensation”, found on page 30 and the dollar value of the Corporation’s aggregate incremental cost of each.

ALL OTHER COMPENSATION

	401(k) Match	Group Life Insurance Imputed Income	Country Club Dues	Split Dollar Insurance Imputed Income	Deferred Compensation Company Match	Supplemental Life Dollar Value	Total Perquisites
Paul M. Limbert	$9,745	$3,564	$807	$2,339	$—	$1,706	$18,161
President & Chief Executive Officer

Robert H. Young	$4,787	$1,242	$—	$206	$—	$557	$6,792
Executive Vice President & Chief Financial Officer

Dennis G. Powell	$11,375	$3,564	$—	$—	$10,796	$—	$25,735
Executive Vice President & Chief Operating Officer

Jerome B. Schmitt	$8,186	$3,564	$807	$1,069	$—	$1,149	$14,775
Executive Vice President—Trust & Investments

Bernard P. Twigg	$9,659	$2,232	$3,047	$—	$—	$—	$14,938
Executive Vice President—Commercial Lending

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[1] (#)	All Other Option Awards: Number of Securities Underlying Options [2] (#)	Exercise or Base Price of Option Awards ($/Share)	Fair Market Value at Close of Business on the Day the Award was Granted ($/Share)	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Paul M. Limbert	5/19/2010	$170,000	$200,000	$200,000	—		—	4,000	5,000	$19.27	$19.25	$97,315
President & Chief Executive Officer

Robert H. Young	5/19/2010	$91,792	$107,991	$107,991	—		—	2,000	3,000	$19.27	$19.25	$50,689
Executive Vice President & Chief Financial Officer

Dennis G. Powell	5/19/2010	$103,816	$122,136	$122,136	—		—	2,000	3,000	$19.27	$19.25	$50,689
Executive Vice President & Chief Operating Officer

Jerome B. Schmitt	5/19/2010	$87,819	$103,361	$103,361	—		—	1,750	2,500	$19.27	$19.25	$43,846
Executive Vice President–Trust & Investments

Bernard P. Twigg	5/19/2010	$21,242	$24,991	$24,991	—		—	1,500	1,500	$19.27	$19.25	$34,970
Executive Vice President– Commercial Lending

[1]	Restricted stock grants vest 100% on 5/19/2012.
[2]	Options vested 50% on 12/31/2010, with the remaining 50% vesting on 12/31/2011.
[3]

Amounts in this column reflect the total dollar amount of the aggregate grant date fair value of restricted stock and stock option awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board ASC Topic 718. Refer to Note 13 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2010 for the relevant assumptions used to determine the valuation of restricted stock and stock option awards.

Key Executive Incentive Bonus, Option and Restricted Stock Plan

The Board of Directors of the Corporation adopted and approved, effective February 19, 1998 (the “Effective Date”), the Long-Term Incentive Plan. The Long-Term Incentive Plan was initially approved by the stockholders of the Corporation on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the Long-Term Incentive Plan to 1,000,000 shares on April 18, 2001. The stockholders approved an amended and restated Long-Term Incentive Plan on April 21, 2010. The amended and restated Long-Term Incentive Plan, among other things, authorized awards of restricted stock (in addition to stock options, which the Corporation has historically granted), and increased the authorized shares for issuance under the plan by an additional 800,000 shares. The Long-Term Incentive Plan is administered by the Compensation Committee of the Corporation1.

The Long-Term Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long-Term Bonus or permit granting of Stock Options if the Committee determines, after review of all applicable measurements and circumstances, predetermined performance goals or other eligibility criteria are actually achieved. If the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid and/or no options will become vested with respect to that measurement period unless the award was based on other criteria.

The Board of Directors of the Corporation is involved in the operation of the Long-Term Incentive Plan to the extent of determining whether annual bonus awards will be made for a particular fiscal year and/or whether long-term bonus awards will be made available for a particular series of fiscal years and informing the Committee of the Board’s priorities as to performance goals. The Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Long-Term Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each a “Key Employee”) to achieve performance goals for a period.

The Long-Term Incentive Plan provides for awards of up to 1,800,000 shares of Common Stock. The number of shares available for issuance under the Long-Term Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the Long-Term Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Corporation and held in treasury.

The Long-Term Incentive Plan consists of four portions: the annual bonus portion, the long-term bonus portion, the stock option portion and the restricted stock portion. A Key Employee may participate in one or more portions simultaneously. The annual bonus portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Under this program a total of $1,085,988 in cash was allocated and paid for such bonuses in 2010 of which $559,875 was paid to the named executive officers. For more information on these bonuses, see “Annual Incentive Awards” on page 20.

The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise are determined by the Committee but the exercise price per share may not be less than the closing market price on the day prior to the grant date. Options may vest over a period of time determined by the Committee based on the lapse of time or the actual achievement of performance

[1]	Capitalized terms not herein defined in this section have the meanings given to them in the Long-Term Incentive Plan.

goals set by the Committee at the time of grant. Under the Long-Term Incentive Plan, if a Change in Control occurs, all stock options will become vested and exercisable and all opportunities for Annual Bonus and Long Term Bonus will be deemed earned and be immediately payable.

During the year 2010, the Compensation Committee awarded stock options. For more information on these awards see “Grants of Plan Based Awards for the Year Ended December 31, 2010” on page 32. For outstanding options for the named executive officers see the following table titled “Outstanding Equity Awards at Fiscal Year End”.

The Committee may also grant to a Key Employee restricted stock. The Committee has the discretion under the Plan to determine the applicable vesting schedule over a period of years specified in the award documents. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a Restricted Stock Award during the period prior to the lapse of the restrictions.

During the year 2010, the Compensation Committee awarded 17,250 shares of restricted stock to executive officers of the Corporation of which 11,250 shares were made to the named executive officers. The Restriction Period for the shares is two years from the date of the award. See “Grants of Plan Based Awards for the Year Ended December 31, 2010” on page 32.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)³	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul M. Limbert	9,000	—	—	20.74	4/17/2011
President & Chief	30,000	—	—	23.96	11/19/2012
Executive Officer	10,000	—	—	26.60	5/18/2014
	6,000	—	—	30.75	5/16/2014
	8,000	—	—	21.72	5/21/2015
	2,500¹	2,500	—	19.25	5/19/2017	4,000²	$77,080	N/A	N/A

Robert H. Young	6,058	—	—	23.96	11/19/2012
Executive Vice	6,667	—	—	26.60	5/18/2014
President & Chief	2,500	—	—	30.75	5/16/2014
Financial Officer	3,000	—	—	21.72	5/21/2015
	1,500¹	1,500	—	19.25	5/19/2017	2,000²	$38,540	N/A	N/A

Dennis Powell	3,000	—	—	30.75	5/16/2014
Executive Vice	3,500	—	—	21.72	5/21/2015
President & Chief	1,500¹	1,500	—	19.25	5/19/2017	2,000²	$38,540	N/A	N/A
Operating Officer

Jerome B. Schmitt	15,000	—	—	23.96	11/19/2012
Executive Vice	3,333	—	—	26.60	5/18/2014
President—Trust &	2,000	—	—	30.75	5/16/2014
Investments	3,300	—	—	21.72	5/21/2015
	1,250¹	1,250	—	19.25	5/19/2017	1,750²	$33,723	N/A	N/A

Bernard P. Twigg	3,333	—	—	26.60	5/18/2014
Executive Vice	1,500	—	—	30.75	5/16/2014
President—Commercial	2,000	—	—	21.72	5/21/2015
Lending	750¹	750	—	19.25	5/19/2017	1,500²	$28,905	N/A	N/A

¹	Options vested 50% on 12/31/2010, with the remaining 50% vesting on 12/31/2011.
²	Restricted stock cliff-vests on 5/19/2012.
³	Stock Options granted on 4/27/2000 for Mr. Limbert (5,000 shares) and Mr. Schmitt (2,500 shares) were not exercised before they expired on 4/26/2010.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Defined Benefit Plan and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. Information regarding the Defined Benefit Plan and the SERP can be found in the text following the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Paul M. Limbert President & Chief Executive Officer	WesBanco, Inc. Defined Benefit Pension Plan	33.7	$549,210	—
	Executive Officer Supplemental Retirement Plan	10.7	$635,232	—

Robert H. Young Executive Vice President & Chief Financial Officer	WesBanco, Inc. Defined Benefit Pension Plan	9.4	$191,123	—
	Executive Officer Supplemental Retirement Plan	7	$85,522	—

Dennis G. Powell	WesBanco, Inc. Defined Benefit
Executive Vice President & Chief Operating Officer	Pension Plan	6	$185,727	—

Jerome B. Schmitt Executive Vice President Trust & Investments	WesBanco, Inc. Defined Benefit Pension Plan	38	$460,618	—
	Executive Officer Supplemental Retirement Plan	10.7	$275,797	—

Bernard P. Twigg	WesBanco, Inc. Defined Benefit
Executive Vice President—Commercial Lending	Pension Plan	7.4	$151,274	—

The Corporation maintains the Defined Benefit Plan for all employees employed prior to August 1, 2007, and the SERP for certain executive officers. The preceding pension benefits table lists the approximate present value of the retirement benefits (qualified plan only) an executive officer would receive if he or she retired at age 65. Amounts are based on a full life annuity form for the defined benefit plan.

Under the Defined Benefit Plan, a participant’s compensation covered by the Corporation’s pension plan is cash compensation reported on the Form W-2 plus 401(k) Plan elective deferrals and Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the participant’s career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Corporation. The plan benefit is not subject to any offset for social security benefits. Under current IRS rules only annual compensation of $245,000 (for 2010) or less is considered covered compensation for defined benefit plan purposes.

The Corporation closed the Defined Benefit Plan to new participants effective August 1, 2007, so that the plan will not accept new participants after that date.

In 1999, the Corporation approved and subsequently established the SERP for certain executive officers, including some of the named executive officers. Although benefits under the plan are unsecured, the Corporation funded payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit. The Plan’s annual accrued benefits for the named executive officers are noted in the Summary Compensation Table.

The Compensation Committee also made modifications to the form of agreement used under this Plan during 2005. At its meeting on May 18, 2005, the Committee authorized the use of a form of agreement which eliminated the change in control trigger and offered executive officers, who have such agreements, including the named executive officers, the option of using either form of agreement. The benefit to those officers electing such change in form of agreement would be to eliminate any corresponding offset to their Change in Control Agreement benefits by reason of payments due under the Plan. Two of the three officers included in the Summary Compensation Table that have such agreements elected to convert to the new form of agreement.

Deferred Compensation Plan

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)		(d)	(e)	(f)
Paul M. Limbert	136,304	—		42,730	—	537,188
President & Chief Executive Officer
Robert H. Young	—	—		—	—	—
Executive Vice President & Chief Financial Officer
Dennis G. Powell	59,377	10,796	[1]	61,645	—	612,237
Executive Vice President & Chief Operating Officer
Jerome B. Schmitt	—	—		—	—	—
Executive Vice President Trust & Investments
Bernard P. Twigg	10,244	—		8,537	—	55,604
Executive Vice-President—Commercial Lending

¹	This amount was included in the Summary Compensation Table in Column (i) on page 30.

The Corporation’s Deferred Compensation Plan permits voluntary participation by employees specifically named by the Compensation Committee, which employees include the named executive officers. The Committee also authorized the inclusion of directors into the new Deferred Compensation Plan providing for the transfer into the plan of the account balances of directors participating in the former Directors Deferred Compensation Plan which was replaced with the new plan. The new plan was adopted to meet the requirements of the American Jobs Creation Act of 2004 and its implementing regulations.

The plan permits participating executive officers and directors to elect in advance to defer from 1% to 100% of base salary and bonus or director fees into the plan on an annual basis. The plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees. No employer contributions can be made with respect to directors. Employer contributions to the plan for individual participants require the approval of the Compensation Committee. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s defined benefit pension plan. Matching contributions of 4% of base salary and bonus were approved for one named executive officer during the year 2010, Dennis G. Powell, which are included in the Summary Compensation Table.

Distributions are made at either the applicable date selected by participating officers or directors at the time they made their election to defer or after separation from service.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or a change in the named executive officer’s responsibilities, following a change in control. However, in accordance with SEC regulations, we do not report in this table any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosures in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date—$18.96.

The Corporation has entered into employment contracts with its executive officers, including the named executive officers which are structured on a revolving three-year term which are annually renewable. These contracts do not contain an acceleration provision based on a change in control of the Corporation. If they are terminated by reason of the death of the employee, then the Corporation is required to pay the employee’s designated beneficiary an amount equal to six months of the employee’s base salary. If the employee is terminated for cause, then no severance payment is due. If the employee is terminated without cause, then the Corporation is obligated to pay the employee the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. In the event of a resignation of the employee, the Corporation is not required to pay any severance.

Severance

The Corporation has entered into Change in Control Agreements with members of senior management, including each of our named executive officers pursuant to which the Corporation would pay certain benefits. The Corporation would make such payments only upon a change in control, and if the Corporation terminates an executive without “cause” or the executive resigns for “good reason” within two years. The term “cause” is defined in the agreements to include acts of dishonesty, disloyalty or fraud, inattention, neglect or inability to perform duties, or breach of the employee’s covenants or terms of the agreement or engaging in intentional gross misconduct. The term “good reason” is defined to include (i) assignment to duties materially inconsistent with those in effect ninety days prior to a change in control; (ii) assigning the officer to a location in excess of 35 miles from his existing location; (iii) reduction in salary in excess of 10%; (iv) failure of a successor company to assume the obligations of the agreement and (v) termination of the officer without cause.

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

The Corporation will pay an amount up to three times (less for certain officers) the sum of (1) the highest annual base salary in effect at any time up to termination, (2) the greater of (i) the employee’s average annual bonus over the most recent three bonus years (less years for certain officers), or (ii) the employee’s bonus for the year of termination, and (3) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. The Corporation would pay such amount in a lump sum within thirty days following the termination.

If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or will pay such amount over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. For more information about our Change in Control agreements, please see the section of our Compensation Discussion and Analysis entitled “Change in Control Agreements” on page 27.

Long-Term Incentive Plan

The Long-Term Incentive Plan contains certain acceleration provisions which apply to benefits, options and restricted stock granted thereunder. In the event of the retirement or disability of an employee, each installment of incentive compensation earned for cycles completed prior to such retirement or disability shall be paid to the employee on the date such amounts would be distributable without regard to such retirement or disability and no installment shall be forfeited. In addition, the Compensation Committee may, in its sole discretion, permit such employee to receive a prorata portion of the annual bonus or long-term bonus which otherwise would have been distributable to such employee if the performance level actually achieved as of the date of his or her termination of employment had continued for the remainder of the incentive cycle and the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed two years after such retirement or disability. In the event of the death of an employee, each installment of incentive compensation earned for a given year completed prior to the employee’s death shall be paid to his or her beneficiary within one hundred twenty days following the date of death. In addition, the Compensation Committee may, in its discretion, permit the employee’s beneficiary to receive a prorata portion of the cash as annual bonus or long-term bonus which would otherwise have been distributable to the employee with respect to those open fiscal year and incentive cycles as if the performance level actually achieved as of the date of his or her death had continued for the remainder of the fiscal year or incentive cycle. Additionally, the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed one year after such death. Restricted stock fully vests in the event of the death, disability or retirement of the employee.

The Long-Term Incentive Plan also contains a change in control trigger provision. Under this provision, if there is in fact a change in control, then all fiscal year or incentive cycles then formed shall be deemed completed and the performance goals for each period shall be deemed to be met at the greater of (i) the target level or (ii) the level of achievement which would have been attained if actual performance to such time continued until the end of such period. Additionally, all stock options granted under the Plan shall be deemed vested and completely exercisable, all restricted stock fully vests and all performance goals for each fiscal year or incentive cycle shall be deemed met at the superior performance level. All unpaid installments of incentive compensation earned in prior years shall be vested and distributable and, in the case of deferred installments, as if the deferral period elected by the employee had been completed. Additionally, all incentive compensation of each employee shall be distributed within ten days of the happening of the event giving rise to a change in control.

In the event of a termination of an employee for cause, the Compensation Committee may, in its discretion, determine that the employee has forfeited the right to receive any installment of incentive compensation under the Long-Term Incentive Plan, any stock option, whether or not then vested, shall be void and no longer exercisable and all restricted stock shall be forfeited, upon the occurrence of a termination for cause.

SERP

There are two versions of the SERP used currently, one with a change in control provision and one without. Three of the five named executive officers have a SERP, two of which have agreements without a change in control feature and one of which has retained a form of agreement with a change in control feature. Mr. Young has retained a form of agreement with a change in control feature.

Both forms of agreement provide for an actuarially reduced benefit in the event of early termination or retirement equivalent to 100% of the accrued benefit payable to the employee at the time of such early termination or retirement. In each case, the benefit is payable at normal retirement age except that the Corporation has discretion to make a lump sum payment in lieu of the annual benefit payable for a term of ten years, discounted to present value. Both forms of agreement also provide for a disability benefit occurring prior to normal retirement age. In the event of disability, the employee is vested in his normal retirement benefit commencing in the month following his normal retirement age.

Additionally, both forms of agreement provide a death benefit. If the employee dies while in the active service of the Corporation, the employee’s beneficiary is entitled to receive the split dollar death benefit payable under the terms of the policy. If the employee dies after any lifetime benefit payments have commenced, but before receiving all such payments, the Corporation is required to pay the remaining benefits to the employee’s beneficiary at the same time and in the same amounts they would have been paid to the employee had the employee survived. If the employee dies after termination of employment but before lifetime benefit payments have commenced, the Corporation shall pay the benefit payments to the employee’s beneficiary that the employee was entitled to prior to death except that the benefit payment shall commence on the 1st day of the month following the date of the employee’s death.

The agreements which contain a change in control benefit provision provide that in the event of a change in control of the Corporation, the employee is vested in the normal retirement benefit which is payable at normal retirement age. However, under the terms and conditions of the change in control agreements that the Corporation has in place, any accelerated vesting of the benefit and corresponding present value thereof would reduce the lump sum payment payable to the employee under the change in control agreements. For those employees whose form of SERP agreement does not contain a change in control feature, they would continue to vest benefits under the SERP in the event of a change in control and in the event of a termination following a change in control would not receive any accelerated vested benefit under the terms of the SERP agreement. For more information about our SERP, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—SERP” on page 25.

Retirement Plans

Presently, employees eligible to participate in the Defined Benefit Plan become vested in their Defined Benefit Plan after five years of service. Employees become vested in the KSOP Plan immediately with respect to elective contributions, five years with respect to the ESOP component thereof, and immediately with respect to matching contributions by the Corporation. In addition, employees are eligible for a reduced retirement benefit under the terms of the Defined Benefit Plan after 10 years of service and attaining age 60. Once vested, employees are entitled to pension benefits upon retirement. All of the named executive officers are vested in their Defined Benefit Plan. The benefits payable under both the KSOP Plan and the Defined Benefit Plan are not enhanced based on the circumstances regarding termination, or in the event of a change in control. Because the Corporation would not enhance the benefits payable under any of these plans if the employment of one of its named executive officers terminate, the Corporation does not report any amount in respect of these plans in the table below. For more information about our Defined Benefit Plan, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—Defined Benefit Plan” on page 24.

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION

Executive Benefits and Payments Upon Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination within 24 months of Change in Control[1]	Death	Disability
Paul M. Limbert
Base Salary	$966,667	$—	$200,000	$707,006
Severance	—	$1,300,032	—	—
Stock Options	—	$—	—	—
Post-Employment Health Care	—	$15,769	—	—
Total	$966,667	$1,315,801	$200,000	$707,006

Robert H. Young
Base Salary	$599,950	$161,765	$119,990	$161,765
Severance	—	$748,583	—	—
Stock Options	—	$—	—	—
Post-Employment Health Care	—	$18,933	—	—
Total	$599,950	$929,281	$119,990	$161,765

Dennis G. Powell
Base Salary	$769,006	$—	$135,707	$—
Severance	—	$723,824	—	—
Stock Options	—	$—	—	—
Post-Employment Health Care	—	$15,767	—	—
Total	$769,006	$739,591	$135,707	$—

Jerome B. Schmitt
Base Salary	$497,664	$—	$114,846	$363,435
Severance	—	$860,182	—	—
Stock Options	—	$—	—	—
Post-Employment Health Care	—	$15,767	—	—
Total	$497,664	$875,949	$114,846	$363,435

Bernard P. Twigg
Base Salary	$497,901	$—	$103,014	$—
Severance	—	$586,380	—	—
Stock Options	—	$—	—	—
Post-Employment Health Care	—	$18,933	—	—
Total	$497,901	$605,313	$103,014	$—

[1]	Amounts included in this column reflect the applicable limits pursuant to Section 280G of the Code for each named executive officer.

Corporate Governance

The Corporation is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Corporation’s Board of Directors (the “Board” or the “Board of Directors”) and management, in a manner that benefits the long-term interests of the Corporation’s stockholders. Accordingly, the Corporation’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Corporation.

In conjunction with these requirements, the Corporation previously adopted a Code of Business Conduct and Ethics which it reviews and approves annually. It most recently reviewed and approved the policy at its regular meeting on August 26, 2010. The Code applies to all officers, employees and directors of the Corporation and includes a Code of Ethics and a formal statement of policy requiring all employees of the Corporation to adhere to high standards of ethical business conduct and it details a number of those standards. The Code of Ethics is available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has a Nominating Committee, a Compensation Committee and an Audit Committee, all the members of which are independent, as that term is defined in the Nasdaq listing standards. In addition, all Audit Committee members are also independent under the independence standards of Rule 10A-3 under the Act. The Audit Committee has adopted an Audit Committee Charter which was last approved by the Audit Committee on July 29, 2010. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Nominating Committee has adopted a written charter. The Nominating Committee approved the slate of directors nominated for election as described herein under the caption “Election of Directors”. The selections were recommended by the Chief Executive Officer and Executive Committee of the Corporation and approved by the Nominating Committee. The Compensation Committee has also adopted a written charter which was last reviewed and approved on May 19, 2010. The charters for the Corporation’s Nominating Committee, Compensation Committee and Audit Committee are available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has also adopted a written policy for employee complaint procedures for reporting of accounting irregularities which provides a specific confidential reporting mechanism available to all employees of the Corporation.

The independent directors meet in executive sessions without management at least two (2) times per year and held their most recent executive session during a regular board meeting on February 23, 2011. The Board of Directors has expressed an intention of maintaining a regular schedule of such meetings as part of its regular meeting agenda.

Stockholders may communicate with the Board by mailing written communications to the attention of the Corporate Secretary at the principal office of the Corporation at One Bank Plaza, Wheeling, WV 26003. All such communications are reviewed by the Secretary of the Corporation and submitted to the Board unless they are determined to be non-substantive.

Board Size

The Board of Directors has adopted a policy that its size should be in the range of 15 to 25 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Corporation’s businesses.

Since 1990, the Corporation has separated the position of chief executive officer and Chairman. The Board has determined that this structure is beneficial since it utilizes a non-management Board member to balance the interests of all constituencies in the overall governance structure. The Chairman presides over all meetings of the Board and works with the chief executive officer in establishing agendas, developing policy initiatives and communicating priorities established by the Board.

The Board is active in addressing risk oversight of the Corporation. The chief risk officer reports directly to the Board and submits a quarterly risk assessment report which is reviewed quarterly with the Board by the chief risk officer. Additionally, the Board has established a Disclosure Committee of executive management, which includes the Chairman of the Board, and the Chairman of the Audit Committee which meets quarterly with internal audit and representatives of the Corporation’s independent auditor to review material disclosures in the Corporation’s financial statements prior to their release. The Board also receives regular reports from its chairs of the Audit Committee and the Loan Review Committee of the Bank. Additionally, routine reports are provided by the Corporation’s counsel and its chief compliance officer.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent”—a requirement that the Board fully supports and, indeed, is committed to exceeding—independence is just one of the important factors that the Board and its Nominating Committee take into consideration in selecting nominees for director. The Nominating Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition

As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, market geographic diversity and diversity of backgrounds in light of the Corporation’s current and future business needs. Diversity is further defined to include gender, ethnic and geographic diversity.

Personal Qualities

Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 70 years of age at the time of nomination.

Commitment to the Corporation and its Stockholders

Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Corporation’s stockholders.

Other Commitments

Each director must satisfy the requirements of antitrust and banking laws that limit service as an officer or director of a significant competitor of the Corporation. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than two (2) other public company boards.

Additional Criteria for Incumbent Directors

During their terms, all incumbent directors on the Corporation’s Board are expected to prepare for (by carefully reading any materials distributed in advance of meetings) and attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Corporation and its businesses; to participate in discussions; to comply with applicable Corporation policies; and to provide advice and counsel to the Corporation’s management.

Additional Criteria for New Directors

As a result of its assessment of the Board’s current composition and in light of the Corporation’s current and expected business needs, the Nominating Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Corporation’s business needs and environment, and may be changed before the mailing of the proxy statement for the 2011 annual stockholders meeting.

•

Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a corporation (or a comparable position in the government or non-profit sector); (iii) other substantive business experience or expertise; or (iv) a high-level position and expertise in one of the following areas—financial services, investment banking, accounting, legal or public relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•

Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence

In addition to the foregoing criteria, the Board of Directors and Nominating Committee have established a policy that a majority of the directors must be “independent” under applicable Nasdaq and SEC standards. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that fourteen of the eighteen current directors (or 77% of the Board), and four of the five nominees for director are independent in accordance with Nasdaq and SEC standards. If all of the nominees are elected, the resulting Board will consist of thirteen independent directors out of a total of sixteen or 81%. The Board applies Nasdaq stock market criteria in making its independence determinations. Specifically, under the Nasdaq standards, a director would not be viewed as independent if he or she:

•	is employed by the corporation or a consolidated parent or subsidiary of the corporation or has been so employed at any time during the past three years;

•	has a “family member” who is, or within the past three years was, employed as an executive officer by the corporation or any parent or subsidiary of the corporation;

•

is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of any organization, including any nonprofit organization, to which the corporation made, or from which the corporation received, payments for property or services in the current or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for the year or $200,000, whichever is more, other than payments arising solely from investments in the corporation’s securities or payments under non-discretionary charitable contribution matching programs;

•

has received (or has a family member who has received) payments in excess of $60,000 from the listed corporation or any parent or subsidiary of the listed corporation during the current or any of the past three years other than compensation for board service or payments arising solely from investments in the corporation’s securities, compensation paid to a family member who is a non-executive employee of the corporation or its parent or subsidiary, benefits under a tax-qualified retirement plan and non-discretionary compensation;

•

is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the listed corporation served on the compensation committee of such other entity; and

•

is, or has a family member who is, a current member of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three years.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee

The Nominating Committee may identify and propose an individual for election to the Board. This involves the following steps:

•

Assessment of Needs. As described above, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Corporation’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•

Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources, including shareholders.

•

Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the Corporation’s Bylaws and Nasdaq listing requirements. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•

Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•

Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for election by the Corporation’s stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the Bylaws, recommend that the Board elect new members of the Board to fill vacancies who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee

Stockholders may also submit names of director candidates to the Nominating Committee for its consideration. The same evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The process for stockholders to use in submitting suggestions to the Nominating Committee is by written recommendation addressed to the Corporate Secretary, in care of the

Corporation at One Bank Plaza, Wheeling, WV 26003. The recommendation must include biographical information about the nominee, share ownership of the nominee, business experience of the nominee and the name, address and number of shares owned by the stockholder submitting the request.

Stockholder Nominations Submitted to Stockholders

Stockholders may choose to submit nominations directly to the Corporation’s stockholders. The Corporation’s Bylaws set forth the process that stockholders may use if they choose this approach, which is described below at “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Corporation, monitors management’s and the Corporation’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Corporation’s strategy and approves a business plan and budget for the Corporation. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Corporation’s management, internal and external auditors, and outside advisors.

Board Meetings

The Board of Directors held regular meetings every other month in 2010. At its regular meeting on October 28, 2010 the Board conducted an annual corporate governance review. The Board of Directors also communicates informally with management on a regular basis.

Committees of the Board

In addition to the Executive Committee, the Board has three standing committees which consist solely of independent board members: the Audit Committee, the Compensation Committee and the Nominating Committee. The Corporation also has three committees which include both directors and management personnel: the Pension/KSOP Committee, the Insurance Committee and the Marketing Committee. Finally, the Board also has a Disclosure Committee which includes the Chairman of the Board and the Chairman of the Audit Committee.

Each of the Audit Committee, the Compensation Committee and the Nominating Committee is composed entirely of Independent Directors. The Chair of each committee is an independent director. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee are available on the Corporation’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Corporation’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Corporation’s compliance program, internal controls and risk management.

Nominating Committee

The Nominating Committee is responsible for assisting the Board in relation to (i) director nominations, (ii) committee structure and appointments, (iii) Board performance evaluations, (iv) regulatory matters relating to corporate governance, (v) stockholder proposals and communications, and (vi) management succession.

Compensation Committee

The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Corporation’s senior executives, (ii) overseeing the Corporation’s disclosure regarding executive compensation, (iii) reviewing the Corporation’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, (v) overseeing the Corporation’s human development programs designed to attract, retain, develop, and motivate the Corporation’s employees, (vi) reviewing the Corporation’s organization chart, and (vii) compensating directors.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Corporation’s operations. As part of this orientation, new directors have opportunities to meet with members of the Corporation’s management. The Corporation is also committed to the ongoing education of its directors. From time to time, the Corporation’s executives, the heads of its business groups and outside experts make presentations to the Board regarding their respective areas.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Corporation’s non-employee directors. The Compensation Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval.

In order to align the interests of directors and stockholders, it is also the Board’s policy that non-employee directors are encouraged to own an amount of the Corporation’s stock that is significant in light of each director’s individual means.

The Corporation also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Corporation and disclosing material, non-public information regarding the Corporation, and the Corporation has procedures in place to assist directors in complying with these laws.

Meetings of Board of Directors and Committees and Compensation of Members

The Board of Directors of the Corporation meets every other month, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $1,000 and $1,250, respectively. For the year 2010, the Directors received an annual fee of $10,000 payable quarterly at the rate of $2,500 per quarter. The Chairman of the Board and Chairman of the Audit Committee each received an annual fee of $25,000. During 2010, the Board of Directors of the Corporation held six meetings. Directors of the Corporation were also paid a fee of $750 for attendance at meetings of other committees of the Corporation. No annual or meeting fees are paid to Directors who are also active officers of the Corporation or any of its affiliates. Fees in the total amount of $463,450 were paid to

Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 2010. In addition, fees in the aggregate amount of $45,650 were credited to the accounts of those Directors who elected to participate in the Wesbanco Deferred Compensation Plan, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in Common Stock or in a money market account. In addition, the Compensation Committee approved the payment of a bonus to the Chairman of the Board, James C. Gardill, in the amount of $50,000, at its meeting on February 2, 2011.

Each director attended at least 75% of the total meetings of the Board of Directors and its committees held in 2010. Seventeen of nineteen total directors at the time attended the 2010 stockholders meeting. Attendance at the annual stockholders meeting is considered in evaluating incumbent directors.

2010

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) [1] Wesbanco, Inc.		Fees Earned or Paid in Cash ($) [3] Wesbanco Bank, Inc.	Total ($) [4]
(a)	(b)		(c)	(d)
Ray A. Byrd	18,250		12,750	31,000
R. Peterson Chalfant	35,200		—	35,200
Christopher V. Criss	54,200		—	54,200
Robert M. D’Alessandri	17,200		—	17,200
Abigail M. Feinknopf	17,500		—	17,500
John W. Fisher, II	20,950		—	20,950
Ernest S. Fragale	20,950		3,000	23,950
James C. Gardill	100,950	[2]	19,000	119,950	[2]
John D. Kidd	30,950		—	30,950
Vaughn L. Kiger	35,950		3,000	38,950
D. Bruce Knox	18,700		—	18,700
Paul M. Limbert	—		—	—
Jay T. McCamic	16,000		—	16,000
F. Eric Nelson, Jr.	17,200		3,000	20,200
Henry L. Schulhoff	34,450		—	34,450
Joan C. Stamp	17,500		—	17,500
Neil S. Strawser	16,000		3,000	19,000
Reed J. Tanner	21,700		—	21,700
Donald P. Wood	21,700		—	21,700
Total	515,350		43,750	559,100

[1]

Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco, Inc. and any applicable Board committees. Amounts include cash and deferred fees contributed to the Wesbanco Deferred Compensation Plan.

[2]	Amount includes a $50,000 bonus paid to Mr. Gardill in 2011 for 2010 service as Chairman of the Board and approved by the Compensation Committee at its meeting on February 2, 2011.
[3]

Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco Bank, Inc. and any applicable WesBanco Bank Board committees. Amounts include cash and deferred fees contributed to the WesBanco Deferred Compensation Plan.

[4]	The Corporation has not awarded stock options or restricted stock to directors and, thus, there are no outstanding director options or restricted stock.

Nominating Committee

The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee are Vaughn L. Kiger, R. Peterson Chalfant and Christopher V. Criss, all of whom are independent directors, as the term is defined in Nasdaq listing standards. The Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and met once during 2010.

Compensation Committee

The Corporation has a standing Compensation Committee. The members of the Corporation’s Compensation Committee include John W. Fisher, II, Christopher V. Criss, R. Peterson Chalfant, Vaughn L. Kiger and Henry L. Schulhoff, all of whom are independent directors as the term is defined in Nasdaq listing standards and under applicable law. The Compensation Committee met three times during the fiscal year ended December 31, 2010 and twice since January 1, 2011.

Compensation Committee Interlocks and Insider Participation

None of the Corporation’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Corporation’s Board of Directors. None of the Corporation’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation Committee.

Audit Committee

The Corporation has an Audit Committee. All members are considered independent under Nasdaq listing standards and Rule 10A-3 under the Act and the currently serving members are: Christopher V. Criss, Chairman, Reed J. Tanner, Ernest S. Fragale, and Donald P. Wood. Certain members of the Audit Committee are partners, controlling stockholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation’s Board of Directors has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board of Directors of the Corporation has determined that Reed J. Tanner, a licensed certified public accountant, is an “audit committee financial expert” as defined in Item 407 of Regulation S-K and that he is independent as that term is used in Item 7 of Schedule 14A. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. The Audit Committee met six times in 2010.

Report of Audit Committee

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent auditors the independent auditors’ independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, credit quality and the overall quality of the Corporation’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Corporation or specifically incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman	Ernest S. Fragale
Reed J. Tanner	Donald P. Wood

Stockholders Intending to Nominate Candidates for

Election to Board of Directors Must Give Notice to Corporation

Under Section 2 of Article III of the prior Bylaws of the Corporation, any stockholder who intends to nominate or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section for the upcoming annual meeting, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

The Bylaws were amended by the Board of Directors on February 24, 2011, and the Amended Bylaws changed the method of nominating directors by stockholders which will be effective for next year’s annual meeting. Sections 4, 5 and 6 of Article III of the Amended and Restated Bylaws require stockholders intending to make a director nomination at a stockholders’ meeting to have provided the Corporation advance written notice of such nominations, no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual stockholders’ meeting, or (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to the stockholders. Sections 4, 5 and 6 of Article III (i) explicitly provide that Sections 4, 5 and 6 of Article III are the exclusive means for a stockholder to make such nominations, other than proposals governed by Rule 14a-11 of the Exchange Act (which provides its own procedural requirements) and (ii) set forth the required disclosures regarding (A) the stockholders making such nomination, which include, among other things, the class and number of shares of stock of the Corporation owned beneficially by the proposing stockholder and any relationship between the stockholder and the proposed nominee and (B) the nominee, which include, among other things, all information relating to such person that would be required to be disclosed in solicitations of proxies for elections of directors. In addition, the Amended and Restated Bylaws provide that a stockholder making a director nomination at a stockholders’ meeting must not only be a stockholder at the time of the notice, but also at the time of the meeting.

Proposals of Stockholders for Presentation at

Next Year’s Annual Meeting, to be Held April 18, 2012

Proposals which stockholders intend to present at next year’s annual meeting, to be held on Wednesday, April 18, 2012, will be eligible for inclusion in the Corporation’s proxy material for that meeting if they are submitted to the Corporation in writing not later than November 16, 2011. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at next year’s annual meeting, but not for inclusion in the Corporation’s proxy material for that meeting. To make such a proposal, the Corporation must receive from the stockholder a notice in writing of such request by January 26, 2012.

Independent Auditors

Ernst & Young LLP served as the registered public accounting firm for the Corporation and all affiliates for the year 2010. The services rendered by Ernst & Young LLP during the year 2010 consisted primarily of audit and tax services as approved by the Audit Committee or under terms of the company’s audit services pre-approval policy. The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2011. It is expected that a representative of Ernst & Young LLP will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present. A representative of Ernst & Young, LLP attended last year’s annual meeting.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Charter. Generally, these procedures require the Audit Committee to pre-approve all auditing services to be performed by its independent auditor subject to a de minimis exception. The pre-approval may be delegated to the Chairman subject to review and ratification by the Committee at its next scheduled meeting. Of the 2010 audit fees of $654,620, 100% were pre-approved by the Audit Committee before commencement of the service. Additionally, 100% of the tax and audit-related fees totaling $52,500 and $68,021, respectively, were pre-approved by the Audit Committee.

Audit Fees. The aggregate fees of Ernst & Young LLP billed for each of the last two fiscal years for professional services rendered for the audit of the Corporation’s annual financial statements included in Form 10-K filed with the Securities and Exchange Commission, and its internal controls over financial statement preparations, and the quarterly reviews of the Corporation’s financial statements included in Forms 10-Q for 2010 and 2009, respectively, were $654,620 and $716,141. Also included for both years were professional services rendered for accounting consultation on matters addressed during the audit or interim reviews, for consents on certain SEC registration statements, and for an audit of the Corporation’s broker-dealer, WesBanco Securities, Inc.

Audit-Related Fees. Ernst & Young LLP provides other audit-related services to the Corporation from time to time. The aggregate fees for these services billed for each of the last two fiscal years were $68,021 for 2010 and $-0- for 2009. Audit-related fees in 2010 were for services rendered in conjunction with the Corporation’s retirement plan audits and an internal controls report for the Trust and Investment Services Division.

Tax Fees. Ernst & Young LLP also provides certain tax related services, and the aggregate fees billed for each of the last two fiscal years for such services were $52,500 for 2010 and $59,000 for 2009, respectively. These services primarily included preparation of the Corporation’s tax filings and certain tax planning advisory services for both years.

All Other Fees. “All Other Fees” for the years ended December 31, 2010 and 2009, were $-0- for each year.

Proxy Solicitor

The Corporation has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus expenses. Proxies may also be solicited by employees of the Corporation. Proxies may be solicited by mail and by telephone call.

Item 2

Approval of an Advisory Proposal on the Corporation’s

Executive Compensation Paid to the Name Executive Officers

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) amends the Securities Exchange Act of 1934 (the “Exchange Act”) by adding new Section 14A. New Section 14A(a)(1) requires that not “less frequently than once every 3 years, a proxy or consent or authorization for an annual or other meeting of the stockholders for which the proxy solicitation rules of the Commission require compensation disclosure shall include a separate resolution subject to stockholder vote to approve the compensation of executives,” as disclosed pursuant to Item 402 of Regulation S-K (a “say-on-pay vote”). The say-on-pay vote is not binding on the Corporation or the Board of Directors.

As discussed in detail above, Item 2 is a non-binding say-on-pay vote of the stockholders whereby stockholders are asked to approve the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. The Board of Directors believes the Corporation’s compensation program is reasonable and balanced in comparison to the size and financial performance of the Corporation. It includes appropriate incentives in both annual and long term performance-based compensation reflecting both short term and long term goals without encouraging unnecessary and excessive risk-taking by our executive officers. Importantly, it aligns the interests of our executive officers with those of our stockholders with the inclusion of equity compensation in the form of stock options and restricted stock. The incentive compensation award opportunities for our named executive officers take into account stockholder interests through the establishment of challenging performance targets based on business plans and budgets approved by the Board.

The Board of Directors strongly endorses the Corporation’s executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosures shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion, and all disclosures pursuant to Item 402 of Regulation S-K, is hereby APPROVED.

As an advisory vote, this proposal is not binding on the Corporation. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors RECOMMENDS a vote “FOR” Item 2 to approve the advisory proposal to approve the compensation paid to the Corporation’s named executive officers.

Item 3

Proposal on Frequency of Stockholders’

Advisory Vote on Executive Compensation

Section 951 of the Act also adds new Section 14A(a)(2) to the Exchange Act, requiring that not “less frequently than once every 6 years a proxy or consent or authorization for an annual or other meeting of the stockholders for which the proxy solicitation rules of the Commission require compensation disclosure shall include a separate resolution subject to stockholder vote to determine whether the say-on-pay vote will occur every 1, 2 or 3 years” (a “say when on pay vote”). This stockholder vote is also not binding on the Corporation or its Board of Directors.

Our Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for the Corporation, so that stockholders are provided with an annual opportunity to express their views on our executive compensation program. Stockholders are not voting to approve or disapprove of the Board’s recommendation.

Assuming a quorum is present, the frequency period receiving a higher number of votes cast in favor of that period than the aggregate number of votes cast in favor of the other two frequency periods will be considered the frequency period approved by the stockholders. If none of the three frequency periods (1 year, 2 years or 3 years) receives affirmative votes in excess of the aggregate number of votes cast in favor of the other two frequency periods, the Board of Directors will consider the option receiving the highest number of votes as the recommendation of the stockholders. Although the advisory vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory say-on-pay vote on executive compensation and currently intends to permit stockholders to exercise a yearly say-on-pay vote.

The proxy card has been prepared to permit the stockholders of the Corporation to vote on the say when on pay by voting 1, 2 or 3 years, or abstaining.

The Board of Directors RECOMMENDS a vote in favor of the 1 year option and intends to permit stockholders to exercise a yearly say-on-pay vote.

Other Matters to be Considered at the Meeting

Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

By Order of the Board of Directors.

JAMES C. GARDILL

Chairman of the Board

Wheeling, West Virginia

March 15, 2011

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 20, 2011. Plan share voting must be received by 1:00 a.m., Central Time, on April 18, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/wsbc • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposal — The Board of Directors recommends a vote FOR Proposal 1.

1.	For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them for a term of three (3) years expiring at the annual stockholders’ meeting in 2014:									+

		For	Withhold		For	Withhold		For	Withhold

	01 - Abigail M. Feinknopf	☐	☐	02 - Paul M. Limbert	☐	☐	03 - Jay T. McCamic	☐	☐

	04 - F. Eric Nelson, Jr.	☐	☐	05 - Joan C. Stamp	☐	☐
B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and for every 1 YR for Proposal 3.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory (non-binding) proposal on Executive Compensation.	☐	☐	☐	3.	Frequency of stockholder advisory vote on Executive Compensation should occur every:	☐	☐	☐	☐

4.	In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

C	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — WESBANCO, INC.

ANNUAL MEETING OF STOCKHOLDERS — APRIL 20, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.

The undersigned hereby constitutes and appoints Roland L. Hobbs, R. Peterson Chalfant and Edward M. George, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held at Glessner Auditorium, Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003 on Wednesday, April 20, 2011, at 12:00 Noon and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as specified on the reverse side.